                                                                   EXHIBIT 10.18

*** Indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this Agreement has been filed with the Securities and Exchange Commission.
--------------------------------------------------------------------------------

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

                                      AMONG

                             WCA WASTE CORPORATION,

                      WASTE CORPORATION OF MISSOURI, INC.,

                             GECKO INVESTMENTS, LLC

                                       AND

                                   THE SELLERS

                                TABLE OF CONTENTS

1.  TRANSFER OF MEMBERSHIP INTERESTS............................................      5
    1.1    The Transfer.........................................................      5
    1.2    Continuation of the Company..........................................      5
    1.3    Termination of Membership Interests; Resignations....................      6

2.  CONSIDERATION...............................................................      6
    2.1    Purchase Price.......................................................      6
    2.2    Payment of Purchase Price............................................      8
    2.3    The Closing..........................................................      9

3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS...............      9
    3.1    Due Organization.....................................................      9
    3.2    Authorization, Validity and Effect of Agreements.....................      9
    3.3    Membership Interests of the Company..................................     10
    3.4    Obligations to Issue or Sell Membership Interests....................     10
    3.5    Subsidiaries.........................................................     11
    3.6    Predecessor Status; etc..............................................     11
    3.7    Financial Statements.................................................     11
    3.8    Liabilities and Obligations..........................................     11
    3.9    Approvals............................................................     12
    3.10   Accounts and Notes Receivable........................................     12
    3.11   Permits and Intangibles..............................................     12
    3.12   Personal Property, Options and Leases................................     12
    3.13   Customers; Contracts and Commitments.................................     13
    3.14   Real Property........................................................     14
    3.15   Insurance............................................................     14
    3.16   Employment Matters...................................................     14
    3.17   Parachute Provisions.................................................     15
    3.18   Benefit Plans; ERISA Compliance......................................     15
    3.19   Conformity with Law..................................................     17
    3.20   Taxes................................................................     18
    3.21   Completeness.........................................................     21
    3.22   Government Contracts.................................................     21
    3.23   Absence of Changes...................................................     21
    3.24   Deposit Accounts; Powers of Attorney.................................     22
    3.25   Proprietary Rights...................................................     22
    3.26   Validity of Obligations..............................................     23
    3.27   Relations with Governments...........................................     23
    3.28   Conflicts of Interest................................................     23
    3.29   Environmental Matters................................................     24
    3.30   No Broker's or Finder's Fees.........................................     26
    3.31   Litigation...........................................................     26
    3.32   Disclosure...........................................................     26

4.  REPRESENTATIONS OF BUYER PARTIES............................................     27
    4.1    Due Organization.....................................................     27
    4.2    Execution............................................................     27
    4.3    Conformity with Law..................................................     27
    4.4    No Broker's or Finder's Fees.........................................     27
    4.5    Access to Information; Counsel.......................................     27

5.  COVENANTS OF THE PARTIES....................................................     28
    5.1    Notices and Approvals................................................     28
    5.2    Access to Information................................................     28
    5.3    Copies of Agreements.................................................     28
    5.4    Records..............................................................     29
    5.5    Taxes................................................................     29
    5.6    Compliance with Laws.................................................     29
    5.7    Notice of Breach.....................................................     30
    5.8    Reasonable Efforts...................................................     30
    5.9    Notification.........................................................     30
    5.10   Injunctions..........................................................     30
    5.11   Audit................................................................     30
    5.12   Tax Returns..........................................................     30
    5.13   Cooperation and Transition...........................................     31
    5.14   Sellers' Investment Representations and Covenants....................     31

6.  NONCOMPETITION..............................................................     34
    6.1    Prohibited Activities................................................     34
    6.2    Damages..............................................................     36
    6.3    Independent Covenant.................................................     36
    6.4    Materiality and Enforceability.......................................     36

7.  SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES;
    INDEMNIFICATION.............................................................     36
    7.1    Survival of Covenants, Representations, and Warranties...............     36
    7.2    Indemnification by the Sellers.......................................     37
    7.3    Indemnification by the Buyer Parties.................................     37
    7.4    Notice and Defense of Third Party Claims.............................     38
    7.5    Payment and Interest.................................................     39
    7.6    NEGLIGENCE AND STRICT LIABILITY......................................     39

8.  BUYER PARTIES' CONDITIONS TO CLOSING........................................     40
    8.1    Representations and Warranties.......................................     40
    8.2    Compliance with Conditions...........................................     40
    8.3    Suit or Proceeding...................................................     40
    8.4    Consents and Approvals...............................................     40
    8.5    Material Adverse Change..............................................     41
    8.6    Assignment and Assumption Agreement..................................     41
    8.7    Resignations; Releases...............................................     41
    8.8    Permits and Licenses.................................................     41

    8.9    Clearance Certificates...............................................     41
    8.10   Affidavit............................................................     41
    8.11   Satisfactory Completion of Due Diligence Investigation...............     41

9.  CONDITIONS TO SELLERS' OBLIGATION TO CLOSE..................................     42
    9.1    Representations and Warranties.......................................     42
    9.2    Compliance with Conditions...........................................     42
    9.3    Suit or Proceeding...................................................     42

10. CLOSING DELIVERIES..........................................................     42
    10.1   Deliveries by the Sellers............................................     42
    10.2   Deliveries by the Buyer Parties......................................     43

11. CERTAIN DEFINITIONS.........................................................     44

12. GENERAL.....................................................................     47
    12.1   Costs................................................................     47
    12.2   Entire Agreement.....................................................     47
    12.3   Counterparts.........................................................     48
    12.4   Notices..............................................................     48
    12.5   Modification or Waiver...............................................     48
    12.6   Binding Effect and Assignment........................................     49
    12.7   Governing Law; Venue.................................................     49
    12.8   Section Headings.....................................................     49
    12.9   Severability.........................................................     50
    12.10  Drafting.............................................................     50
    12.11  References...........................................................     50
    12.12  Calendar Days, Weeks, Months and Quarters............................     50
    12.13  Gender; Plural and Singular..........................................     50
    12.14  Cumulative Rights....................................................     50
    12.15  No Implied Covenants.................................................     50
    12.16  Indirect Action......................................................     50
    12.17  Attorneys' Fees......................................................     51
    12.18  Time of the Essence..................................................     51

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

      THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement") is made effective the 11th day of January, 2005, between WCA Waste Corporation, a Delaware corporation ("Parent"), Waste Corporation of Missouri, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Buyer"), Gecko Investments, LLC, an Ohio limited liability company (the "Company"), Andrew Zelenkofske, Daniel J. Clark and Joseph E. LoConti (Zelenkofske, Clark and LoConti, collectively, the "Sellers"). Parent and Buyer are sometimes referred to herein individually as a "Buyer Party" and collectively as the "Buyer Parties." The Company and the Sellers are sometimes referred to herein individually as a "Seller Party" and collectively as the "Seller Parties." The Seller Parties and the Buyer Parties are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

      WHEREAS, the Company is engaged in the business of owning and operating a municipal solid waste landfill and hauling business in Pike County, Missouri (the "Business"); and

      WHEREAS, Sellers are the owners of all the outstanding membership interests of the Company; and

      WHEREAS, Sellers wish to sell and Buyer wishes to purchase all of the issued and outstanding membership interests of the Company, in exchange for cash and shares of common stock, $0.01 par value per share of Parent ("Parent Common Stock"), upon the terms and subject to the conditions set forth herein;

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:

1.    TRANSFER OF MEMBERSHIP INTERESTS

      1.1 THE TRANSFER. On and subject to the terms and conditions contained in this Agreement, Sellers will sell, transfer, assign and deliver to Buyer, and Buyer will purchase, accept and receive from Sellers, in exchange for the aggregate consideration set forth in Section 2 hereof, all of the Sellers' right, title and interest in and to all of the issued and outstanding membership interests in the Company (the "Membership Interests"), together with all of the rights, benefits, privileges and obligations of the Sellers in the Membership Interests.

      1.2 CONTINUATION OF THE COMPANY. The Parties acknowledge that Buyer will continue the business of the Company despite the termination of Sellers' membership interests therein and that the Company shall not be dissolved as a result. Sellers, in their capacity as managers and members of the Company, hereby consent to the transfer of the Membership Interests to Buyer pursuant to this Agreement and to Buyer's becoming the sole member of the Company thereby.

      1.3 TERMINATION OF MEMBERSHIP INTERESTS; RESIGNATIONS. Sellers hereby acknowledge and agree that, as a result of this transfer of the Membership Interests to Buyer, Sellers will cease to hold any membership interest in or be members of the Company. At the Closing, Sellers shall resign any positions held with the Company, including any positions as managing members, managers or officers of the Company, effective as of the Closing Date, and further agree that they shall not transact any further business or incur any further obligations on behalf of the Company, or hold themselves out as members, managing members, managers, officers, agents or representatives of the Company, from and after the Closing Date.

2.    CONSIDERATION

      2.1 PURCHASE PRICE. The aggregate price (the "Purchase Price") to be paid by the Buyer Parties to the Sellers for the Membership Interests, which the Parties hereby agree constitutes fair value for the Membership Interests, shall consist of the following:

            (a) Closing Consideration. At Closing, or, with respect to the Closing Stock Consideration, promptly following the Closing, the Buyer Parties shall pay and deliver to the Sellers:

                  (1) cash in an amount equal to Five Million, Five Hundred Thousand Dollars ($5,500,000), less the total amount necessary to fully pay and satisfy all of the debt, capital lease and similar obligations of the Company at and as of the Closing set forth on Schedule 2.1(a) hereto (as such amounts are set forth in pay-off letters attached to Schedule 2.1(a)) (the "Closing Cash Consideration");

                  (2) Four Hundred Twenty-Eight Thousand, Forty One (428,041) shares of Parent Common Stock ("Closing Stock Consideration"), which the Parties agree is equal to that number of shares of Parent Common Stock determined by dividing Four Million, One Hundred Fifty-Two Thousand Dollars ($4,152,000) by Nine Dollars and Seventy Cents ($9.70), the average of the closing prices per share of Parent Common Stock for the ten consecutive trading days ending on November 29, 2004, as reported by the Nasdaq Stock Market; and

                  (3) convertible notes of Parent in the forms attached hereto as Exhibit A in the aggregate principal amount equal to One Million, Five Hundred Thousand Dollars ($1,500,000), issued in the names of the persons listed on Schedule 2.2(d) hereto, in the amounts set forth on such schedule;

            (b) Stock Holdback. In addition to the amounts set forth in Section 2.1(a) above, the Buyer Parties shall pay and deliver if, as and when specified in this Section 2.1(b), the following additional shares of Parent Common Stock (the "Stock Holdback"):

                  (1) 10,309 shares shall be retained and held back by the Buyer Parties to reimburse and compensate the Buyer Parties and the Company for any Losses related to the proposed Settlement Agreement between the Company and the State of Missouri (including any increase in the Company's or the Buyer Parties' operating expenses resulting from covenants or conditions imposed on the Company by the Settlement Agreement);

                  (2) 20,619 shares shall be retained and held back by the Buyer Parties to reimburse and compensate the Buyer Parties and the Company for any Losses related to the failure to obtain, or any delay in obtaining, all necessary approvals, permits, consents and licenses of governmental authorities for the opening and operation of a landfill cell under construction at the Company's landfill located in Pike County, Missouri, including costs, including lost profits, associated with closing down the landfill and/or transferring operations to a temporary facility; and

                  (3) 51,546 shares shall be retained and held back by the Buyer Parties to satisfy all amounts owing in respect of the Liens (as defined in Section 3.14 hereof) on the Company's Real Property (as defined in Section 3.14 hereof) reflected on
                  Schedule 2.1(b) attached hereto, and to pay any related costs and expenses the Buyer Parties may incur in obtaining the full release and removal from the applicable real property records of all such Liens. The Parties acknowledge and agree that the Sellers are jointly and severally obligated to obtain releases of all such Liens and clear them from the real property records applicable to the Company's Real Property and shall use their respective best efforts to do so as soon as possible following the Closing. Notwithstanding the foregoing, if within ninety (90) days after the Closing the Sellers shall not have provided the Buyer Parties with written evidence satisfactory to the Buyer Parties in their reasonable discretion that all of the Liens reflected on Schedule 2.1(b) have been fully released and cleared from the real property records applicable to the Company's Real Property, the Buyer Parties may take all such actions as the Buyer Parties, in their reasonable discretion, deem necessary to satisfy in full and obtain releases of the Company and the Company's Real Property from any and all such Liens then remaining of record, and all of the obligations to which such Liens relate, as well as all costs and expenses incurred by the Buyer Parties in connection with satisfying and obtaining releases from such Liens shall be satisfied first out of the Stock Holdback.

            (c) Release of Stock Holdback. With respect to the Losses, obligations, costs and expenses described in Sections 2.1(b)(1) and 2.1(b)(2) above, and so as to reimburse and compensate Parent, Buyer and the Company for such amounts, the Parties agree that the Buyer Parties shall give written notice of such Losses, obligations, costs and expenses to the Sellers reasonably promptly following the accrual of such Losses, obligations, costs and expenses, and that the Buyer Parties shall be relieved of any obligation to deliver and be entitled to cancel, and Sellers shall forfeit any right to receive, that number of shares of the Stock Holdback with a market value (which, for purposes of this Section 2.1(c), shall be equal to the closing market price for shares of Parent Common Stock on the day on which the Buyer Parties deliver such written notice to the Sellers or, if such day is not a trading day, the next trading day immediately following such day) equal to such amounts (as reasonably estimated by the Buyer Parties). With respect to the Losses, obligations, costs and expenses described in Section 2.1(b)(3), and so as to reimburse and compensate Parent, Buyer and the Company for such amounts, the Parties agree that the Buyer Parties shall be relieved of any obligation to deliver and be entitled to cancel, and Sellers shall forfeit any right to receive, that number of shares of the Stock Holdback as set forth in clause (z) below. To the extent that the value of the shares of Parent Common Stock in the Stock Holdback are insufficient to pay such Losses or to fully pay, satisfy and reimburse such obligations, costs and expenses, any remaining amounts shall be paid by the Sellers. Shares of Parent Common Stock remaining of the Stock Holdback, if any, shall be paid to the Sellers according to the percentages or other formula set forth in
            Schedule 2.1(c) hereto as follows: (x) with respect to the shares held back pursuant to Section 2.1(b)(1) above, such shares shall be released to Sellers upon the entering of a final Settlement Agreement between the Company and the State of Missouri, (y) with respect to the shares held back pursuant to Section 2.1(b)(2) above, such shares shall be released to Sellers upon the opening and commencement of operations of the new landfill cell referenced above and (z) with respect to the shares held back pursuant to Section 2.1(b)(3) above, Schedule 2.1(b) sets forth the number of shares to be released upon the satisfaction, release and clearance from the applicable real property records of each Lien reflected on Schedule 2.1(b), as evidenced by the Buyer Parties' receipt of an endorsement issued under the title policy covering the Company's Real Property; provided, however, that neither the Buyer Parties nor the Company shall have any obligation to request such an endorsement or to release shares from the Stock Holdback more frequently than once a month. Notwithstanding the foregoing, the Sellers shall be responsible for and shall pay promptly when due all fines and assessments in connection with the Settlement Agreement referenced above.

      2.2   PAYMENT OF PURCHASE PRICE.

            (a) The Closing Cash Consideration (less such amounts necessary to fully pay and satisfy all debt, capital lease and similar obligations of the Company at Closing pursuant to Section 2.1(a)(1) above) shall be paid by wire transfer of immediately available funds to an account or accounts designated by the Sellers in the amounts set forth on Schedule 2.2 hereto.

            (b) At the Closing, the Buyer Parties shall pay, by wire transfer or other immediately available funds, the total amount necessary to fully pay and satisfy all debt, capital lease and similar obligations of the Company at Closing pursuant to Section 2.1(a)(1) above, which shall be paid out of the Closing Cash Consideration.

            (c) The portion of the Closing Stock Consideration payable to the Sellers pursuant to Section 2.1(a)(1) above and, if and when payable pursuant to Section 2.1(b)(2) above, the Stock Holdback (or portion thereof) shall be delivered to the Sellers in the amounts set forth on Schedule 2.2 hereto.

            (d) At the Closing, Parent shall execute and deliver the convertible notes of Parent pursuant to Section 2.1(a)(3).

      2.3 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Parent located at One Riverway, Suite 1400, Houston, Texas 77056, at 10:00 a.m., local time, on January 11, 2005, or at such other place or time as the Parties may mutually agree upon (the date that the Closing actually occurs being referred to as the "Closing Date").

3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

      The Company and the Sellers make the following representations and warranties jointly and severally and, unless the context clearly indicates otherwise, all references to the "Seller Parties" in this Article 3 shall apply to the Company and the Sellers, jointly and severally, as if each such entity and person were specifically referenced herein. The Seller Parties represent and warrant that all of the following representations and warranties are true as of the date of this Agreement and shall be true as of the Closing:

      3.1 DUE ORGANIZATION. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted or as proposed to be conducted. Copies of the Articles of Organization (certified by the Secretary of State of the Company's state of organization) and Operating Agreement (certified by the Secretary of the Company) of the Company, if any, and the organizational documents of each of the Company's subsidiaries, if any, are all attached hereto as Schedule
            3.1. The company records and minute books of the Company and the Company's subsidiaries, as heretofore made available to Parent, are correct and complete.

      3.2   AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS.

            (a) This Agreement (i) constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of each of the Seller Parties enforceable in accordance with their terms, subject to (A) applicable bankruptcy, insolvency or other similar laws relating to creditor's rights generally and
            (B) general principles of equity, regardless of whether considered in a proceeding in equity or at law, and (ii) has been duly authorized in accordance with the Ohio Limited Liability Company Act and the Articles of Organization and Operating Agreement of the Company.

            (b) The execution and delivery of this Agreement by each of the Seller Parties does not, and the consummation of the transactions contemplated hereby by the Seller Parties will not, (i) except as set forth on Schedule 3.2 hereof, require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party; (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Lien (as defined in Section 3.14) upon any part of the property of the Company pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which the Company is a party or by which it is bound; or (iii) violate or conflict with any provision of the Articles of Organization or Operating Agreement of the Company as amended to the date hereof.

      3.3 MEMBERSHIP INTERESTS OF THE COMPANY. The authorized membership interests of the Company are shown on Schedule 3.3. All of the Company's issued and outstanding membership interests have been duly authorized and validly issued, are fully paid and nonassessable, are owned of record and beneficially by the Sellers in the amounts set forth in Schedule 3.3, and are free and clear of all liens, encumbrances and claims of every kind. All such membership interests were offered, issued, sold and delivered in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such membership interests were issued in violation of the preemptive rights of any past or present member.

      3.4 OBLIGATIONS TO ISSUE OR SELL MEMBERSHIP INTERESTS. No right of first refusal, option, warrant, call, conversion right or commitment of any kind exists which obligates the Company to issue any of its authorized but unissued membership interests. In addition, there are no (a) outstanding securities or obligations which are convertible into or exchangeable for any membership interests or other securities of the Company or (b) contracts, arrangements or commitments, written or otherwise, under which the Company is or may become bound to sell or otherwise issue any membership interests or any other securities. Without limiting the generality of the foregoing, there is no valid basis upon which any person (other than the Sellers) may claim to be in any way the record or beneficial owner of, or to be entitled to acquire (of record or beneficially), any membership interest or other security of the Company, and no person has made or, to any Seller Party's respective knowledge, threatened to make any such claim. In addition, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its membership interests or any interests therein or to pay any dividend or make any distribution in respect thereof.

      3.5 SUBSIDIARIES. Except as set forth on Schedule 3.5, the Company (a) does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity; or (b) is not, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

      3.6 PREDECESSOR STATUS; ETC. Set forth on Schedule 3.6 is a list of all of the names of all predecessors of the Company, including the names of any entities from whom the Company previously acquired significant assets. Except as disclosed in Schedule 3.6, the Company has never been a subsidiary or division of another corporation nor been a part of an acquisition which was later rescinded.

      3.7   FINANCIAL STATEMENTS.

            (a) The Seller Parties have furnished to Parent (and copies of which are attached hereto as Schedule 3.7(a)): (i) the Company's balance sheet as of December 31, 2001, December 31, 2002 and December 31, 2003; and (ii) the Company's statement of operations for the years ending December 31, 2001, December 31, 2002 and December 31, 2003. The financial statements referred to in this subsection are herein collectively referred to as the "Financial Statements."

            (b) The Seller Parties have furnished to Parent (and copies of which are attached hereto as Schedule 3.7(b)): (i) the Company's balance sheet as of November 30, 2004 (the "Balance Sheet Date"); and (ii) the Company's statement of operations for the period beginning January 1, 2004 and ending November 30, 2004. The financial statements referred to in this subsection are herein collectively referred to as the "Interim Financial Statements."

            (c) The Financial Statements and the Interim Financial Statements fully and fairly set forth the financial condition of the Business as of the dates indicated, and the results of its operations for the periods indicated, and are in accordance with generally accepted accounting principles consistently applied, except as otherwise stated therein or in any attachment to Schedules 3.7(a) and 3.7(b) attached hereto.

      3.8 LIABILITIES AND OBLIGATIONS. The Seller Parties have delivered to Parent on Schedule 3.8(a) an accurate list, as of the Closing Date, of all of the Company's liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise, together with, in the case of those liabilities which are not fixed, an estimate of the maximum amount which may be payable. For each such liability for which the amount is not fixed or is contested, the Seller Parties have provided a summary description of the liability. Schedule 3.8(b) lists all liabilities which shall be assumed by the Sellers at Closing (all such liabilities, together with all accounts payable of the Company as of the Closing and all liabilities not disclosed to the Buyer Parties on Schedule 3.8(a), if any, shall be referred to herein as the "Retained Liabilities").

      3.9 APPROVALS. Except as set forth on Schedule 3.9, no authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is or was required to be obtained or made by any Seller Party in connection with the execution, delivery or performance of this Agreement. All authorizations, consents and approvals set forth on Schedule 3.9 have been obtained, and all registrations and filings have been accomplished.

      3.10 ACCOUNTS AND NOTES RECEIVABLE. The Seller Parties have delivered to Parent on Schedule 3.10(a) an accurate list as of November 30, 2004 and as of the Closing Date of the Company's accounts and notes receivable, including receivables from and advances to its employees, managers and members and amounts which are not reflected in the most recent available balance sheet. The Seller Parties shall provide Parent with an aging of all accounts and notes receivable showing amounts due in 30-day aging categories for the Company. Such accounts and notes receivable of the Company are collectible in the amounts shown on Schedule 3.10(a). Schedule 3.10(b) lists the accounts receivable which shall be assigned by the Company to the Sellers at Closing (all such assigned accounts receivable, if any, shall be referred to herein as the "Assigned Receivables").

      3.11 PERMITS AND INTANGIBLES. The Seller Parties have delivered to Parent on Schedule 3.11 an accurate list and summary description as of the Closing Date of all of the certificates of need, permits, titles (including motor vehicle titles and current registrations), fuel permits, licenses, orders, approvals, franchises, certificates, trademarks, trade names, patents, patent applications, copyrights and similar rights of approvals owned or held by the Company, all of which are now valid, in good standing and in full force and effect. Except as set forth on Schedule 3.11, such permits, titles, fuel permits, licenses, orders, approvals, franchises, certificates, trademarks, trade names, patents, patent applications, copyrights and similar rights of approvals are adequate for the operation of the Company's business, as presently constituted. Except as set forth on Schedule 3.11, the Seller Parties have delivered to Parent a description and copies as of the date of this Agreement, of all of the Company's material records, reports, notifications, certificates of need, permits, pending permit applications, engineering studies, environmental impact studies filed or submitted or required to be filed or submitted to governmental agencies, other governmental approvals or applications for approval and of all material notifications from such governmental agencies.

      3.12  PERSONAL PROPERTY, OPTIONS AND LEASES.

            (a) The Seller Parties have delivered to Parent on Schedule 3.12 an accurate list and a complete description as of the Balance Sheet Date of all of personal property, leases for equipment and real properties on which are situated buildings, warehouses, workshops, garages and other structures used in the operation of the Company's business, and any option or right of first refusal to purchase real property and including an indication as to which assets were formerly owned by business or personal Affiliates of the Company. All leases set forth on Schedule

            3.12 are in full force and effect and constitute legal, valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms, and no default by the Company or any other party thereto has occurred or is continuing thereunder. All fixed assets used by the Company in the operation of its business are either owned by the Company or leased under an agreement indicated on Schedule 3.12. The Seller Parties have also indicated on Schedule 3.12 a summary description of all of the Company's plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real or personal property or existing business, to which management of the Company has devoted any significant effort or expenditure in the two year period prior to the date of this Agreement, which if pursued by the Company would require additional expenditures of significant efforts or capital. Except as described on Schedule 3.12, the Company owns all of the assets and properties it uses in its business. Except as described on Schedule 3.12, there are no liens, mortgages, charges, restrictions, pledges, security interests, options, leases, claims, easements, encroachments or encumbrances on any property or assets owned or used by the Company.

      3.13  CUSTOMERS; CONTRACTS AND COMMITMENTS.

            (a) Schedule 3.13(a) sets forth the names and addresses of all of the Company's customers as of the date hereof, and sets forth monthly billing information related to such customers. None of the customers, to the knowledge of the Seller Parties, intends to terminate or change significantly, its relationship as presently existing, and the Company has not received notice to such effect.

            (b) Schedule 3.13(b) sets forth a true and complete list of all of the Company's contracts, agreements and other instruments and arrangements (whether written or oral) to which the Company is a party or by which the Company is bound (the "Contracts"), including but not limited to: (i) arrangements relating to providing solid waste collection, transportation or disposal services to any person or entity; (ii) licenses, permits, insurance policies and other arrangements concerning or relating to real estate; (iii) employment, consulting, collective bargaining or other similar arrangements relating to or for the benefit of current, future or former employees, agents, and independent contractors or consultants; (iv) agreements and instruments relating to the borrowing of money or obtaining of or extension of credit, (v) brokerage or finder's agreements; (vi) contracts involving a sharing of profits or expenses; (vii) acquisition or divestiture agreements;
            (viii) service or operating agreements, manufacturer's representative agreements or distributorship agreements; (ix) arrangements limiting or restraining any Seller Party with respect to the Business from engaging or competing in any lines of business or with any person; (x) documents granting a power of attorney; and
            (xi) any other agreements or arrangements that are material to the future operation of the Company.

            (c) Except as set forth on Schedule 3.13(c): (i) this Agreement will not give rise to the right of any party to terminate or modify any contract or agreement, (ii) the

            Company is not a party to any contract, agreement or other instrument or commitment which, singly or in the aggregate materially and adversely affects or is likely to materially and adversely affect the Company's business, operations, properties, assets or condition (financial or otherwise); and (iii) the Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any arrangement with any labor union.

      3.14  REAL PROPERTY. Except as set forth on Schedule 3.14 attached hereto:

            (a) The Company owns good and marketable title to its real property described on Schedule 3.14 (the "Company's Real Property"), free and clear of any lien, mortgage, charge, restriction, pledge, security interest, option, lease, claim, easement, encroachment or encumbrance ("Lien"), other than the exceptions set forth in
            Schedule 3.14 (the "Permitted Exceptions"), and no person has an option to purchase all or any portion of such real property;

            (b) The Company's Real Property is not subject to any pending or threatened condemnation Proceedings against all or part thereof;

            (c) The Company has never granted any person or entity a lease, sublease, license, concession, or other right, written or oral, to use or occupy the Company's Real Property, nor has the Company ever entered into an option, right of first refusal, or other agreement that would permit any person or entity to purchase all or part of the Company's Real Property; and

            (d) The Company has never owned, occupied, or conducted operations on any lands, other than the Company's Real Property.

      3.15  INSURANCE. The Seller Parties have delivered to Parent on Schedule
            3.15 an accurate list of all of the Company's insurance policies, as well as an accurate list of: (a) all of its insurance loss runs and worker's compensation claims received for the past three (3) policy years; (b) all open claims; and (c) all known circumstances reasonably likely to result in a claim. Such insurance policies are currently in full force and effect and shall remain in full force and effect through the Closing Date. None of the Company's insurance has ever been canceled, and the Company has never been denied coverage.

      3.16 EMPLOYMENT MATTERS. Schedule 3.16 contains a list of all employees of the Company, including the annual compensation, hourly wages, and daily rate of pay for all such employees. The Company has paid in full to, or accrued as a current liability, all employees of the Company all wages, salaries, commissions on jobs finished, bonuses and other direct compensation for all services performed (including accrued vacation) by them prior to the Closing and all amounts required to be reimbursed to the employees, and none of the Buyer Parties or the Company will, by reason of anything done prior to the Closing, be liable to any employee for "severance pay" or any other payment. The Company is in material compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours.

      3.17  PARACHUTE PROVISIONS. The Seller Parties have delivered to Parent on
            Schedule 3.17 an accurate schedule showing all of the Company's employment agreements and any other agreements containing "parachute" provisions, and deferred compensation agreements (which shall be Retained Liabilities pursuant to Section 3.8), together with copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date.

      3.18  BENEFIT PLANS; ERISA COMPLIANCE.

            (a) Schedule 3.18 contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to in this Section 3.18 as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to in this Section 3.18 as "Welfare Plans") and all other Benefit Plans, as defined below, currently maintained in whole or in part, contributed to, or required to be contributed to by the Company for the benefit of any present or former officer, employee or director of the Company. For purposes of this Agreement, the term "Benefit Plan" shall mean any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dependent care, cafeteria, employee assistance, scholarship or other plan, program, arrangement or understanding (whether or not legally binding) maintained in whole or in part, contributed to, or required to be contributed to by the Company for the benefit of any present or former officer, employee or director of the Company which is not a Pension Plan or Welfare Plan. The Seller Parties have delivered to Parent true, complete and correct copies of (a) each of the Company's Pension Plans, Welfare Plans and Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (b) all material correspondence for the last three (3) years prior to the Closing Date with the IRS or the United States Department of Labor relating to plan qualification, filing of required forms, pending, contemplated or announced plan audits with respect to any such Pension Plan, Welfare Plan or Benefit Plan, if any and (c) all other information reasonably requested by Parent.

            (b) The Company does not maintain any Pension Plan or Benefit Plan intended to be a tax qualified plan described Section 401(a) of the Code, and no such plan is or has been subject to the minimum funding rules of Code Section 412 or ERISA Section 302, or the plan termination insurance provisions of Title IV of ERISA.

            (c) Each of the Pension Plans, Welfare Plans and Benefit Plans sponsored by, and each of the benefit plans formerly sponsored by, the Company: (i) has been in material compliance with all reporting and disclosure requirements of (A) Part 1 or Subtitle B of Title I of ERISA, if applicable, or (B) other applicable law, (ii) has had the appropriate required Form 5500 (or equivalent annual report) filed timely with the appropriate governmental entity for each year of its existence, (iii) has at all times complied with the bonding requirements of (A) Section 412 of ERISA, if applicable, or
            (B) other applicable law, (iv) has no issue pending (other than the payment of benefits in the normal course) nor any issue resolved adversely to the Company or any of its subsidiaries which may subject the Company or any of its subsidiaries to the payment of any material penalty, interest, tax or other obligation, nor is there any basis for any imposition of any such liability, and (v) has been maintained in all respects in material compliance with the applicable requirements of ERISA, the Code and other applicable law not otherwise covered hereunder so as not to give rise to any material liabilities to the Company.

            (d) There are no voluntary employee benefit associations maintained by the Company and intended to be exempt from federal income tax under Section 501(c)(9) of the Code.

            (e) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will give rise to any, or trigger any, change of control, severance or other similar provisions in any Pension Plan, Welfare Plan or Benefit Plan sponsored by the Company. The consummation of any transaction contemplated by this Agreement will not result in any: (i) payment (whether of severance pay or otherwise) becoming due from the Company to any of its officers, employees, former employees or directors or to the trustee under any "rabbi trust" or similar arrangement; (ii) benefit under any Benefit Plan of the Company being established or becoming accelerated, vested or payable; or
            (iii) payment or series of payments by the Company, directly or indirectly, to any person that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

            (f) The Company does not provide any material post-retirement medical, health, disability or death protection coverage or contribute to or maintain any employee welfare benefit plan which provides for medical, health, disability or death benefit coverage following termination of employment by any officer, director or employee except as is required by Section 4980B(f) of the Code or other applicable statute, nor has the Company made any representations, agreements, covenants or commitments to provide that coverage.

            (g) With respect to any Welfare Plan of the Company, (i) each such Welfare Plan that is a group health plan, as such term is defined in
            Section 5000(b)(1) of the Code, complies in all material respects with any applicable requirements of Part 6 of Title I of ERISA and
            Section 4980B(f) of the Code and (ii) each such Welfare Plan (including any such plan covering retirees or other former employees) may be amended or terminated with respect to health benefits without material liability to the Company on or at any time after the Closing Date.

            (h) All contributions required by law or by a collective bargaining or other agreement to be made under any Pension Plan, Welfare Plan or Benefit Plan of the Company with respect to all periods through the Closing Date, including a pro rata share of contributions due for the current plan year, will have been made by such date or provided for by adequate reserves by the Company. No changes in contribution rates or benefit levels have been implemented or negotiated (but not yet implemented), with respect to any Pension Plan, Welfare Plan or Benefit Plan of the Company since the date on which the information provided in the attached Schedule has been provided, and no such changes are scheduled to occur.

            (i) The Company has not, nor will the Company have, any liability or obligation for taxes, penalties, contributions, losses, claims, damages, judgments, settlement costs, expenses, costs, or any other liability or liabilities of any nature whatsoever arising out of or in any manner relating to any Pension Plan, Welfare Plan or Benefit Plan (including but not limited to employee benefit plans such as foreign plans which are not subject to ERISA), that has been, or is, contributed to by any entity, whether or not incorporated, which is deemed to be under common control (as defined in Section 414 of the Code), with the Company.

      3.19  CONFORMITY WITH LAW.

            (a) The Company has complied with, and the Company is not in material default under, any law, rule, ordinance, ruling, directive, or regulation or under any order, award, judgment or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Company or any of its assets or businesses; there are no claims, actions, suits or Proceedings, pending or threatened, against or affecting the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Company or its business; and no notice of any claim, action, suit or Proceeding, whether pending or threatened, has been received by the Company.

            (b) The Company has conducted and is conducting its business in material compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations, including, without limitation, all such laws, rules, ordinances, decrees and orders relating to intellectual property protection, transportation, wage and hour, antitrust matters, consumer protection, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters, and trading-with-the-enemy matters.

            (c) The Company has not received any notification of any asserted present or past unremedied failure by it to comply with any of such laws, rules, ordinances, decrees or orders.

      3.20  TAXES. Except as set forth in Schedule 3.20:

            (a) The Company has timely filed or, if not yet due, will timely file all Tax Returns required to be filed by it on or before the Closing Date and all such Tax Returns are or, in the case of Tax Returns not yet filed, will be, true, correct and complete in all material respects and the Company has paid when due all Taxes reported thereon or, in the case of Taxes not yet due, will pay such Taxes when due. All Taxes required to be paid by the Company (whether or not shown on any Tax Return) have been paid on a timely basis.

            (b) Copies of (i) any Tax examinations, (ii) extensions of statutory limitations, and (iii) the federal and local income Tax returns of the Company for the most recent three (3) Tax years (or such shorter period of time as the Company has existed) are attached as Schedule 3.20.

            (c) The amounts shown as accruals for Taxes on the Interim Financial Statements delivered to Parent as a part of Schedule 3.7(b) are sufficient for the payment of all Taxes of the kinds indicated (including penalties and interest) for all fiscal periods ended on or before the Closing Date, the Company has reserved an amount sufficient to pay all such Taxes, and the working capital of the Company is sufficient to pay any such Tax applicable to it.

            (d) No extension of time has been requested or granted for the Company to file any Tax Return that has not yet been filed or to pay any Tax that has not yet been paid and the Company has not granted a power of attorney that remains outstanding with regard to any Tax matter.

            (e) The Company has complied in all respects with all applicable Laws, rules and regulations relating to withholding Taxes and information returns, including, without limitation, the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, and 6041 through 6048 of the Code, as well as any similar provisions under any other laws, and has, within the time and manner prescribed by law, withheld from employee wages and other payments and paid over to the proper government body all amounts required to have been so withheld and paid.

            (f) There is no pending or, to the knowledge of the Company or any Seller, proposed Tax audit of the Company or any Seller with regard to Tax Matters relating to the Company.

            (g) The Parent has received copies of all material audit reports and correspondence between the Company, or any Seller with regard to Tax matters relating to the Company, and any Tax Authority issued or made during the last three (3) years. A complete summary of all oral communications between the Company or any Seller and any Tax Authority relating to any Tax audits of the Company during such years, including without limitation any Tax audit that is in progress or for which a still effective extension of the statute of limitations was granted.

            (h) The Company has not received within the last four (4) years notice of a Tax deficiency (or such shorter period of time as the Company has existed) and, to the knowledge of the Company, no Tax deficiency is pending or proposed, and no issue has been raised in any Tax audit which, by application of similar principles to any past, present or future period, would result in an adjustment to the amounts reported in a subsequent period.

            (i) There are no Liens, other than Permitted Exceptions, arising from or related to Taxes on or ending against the Company or any of its properties.

            (j) There are no presently outstanding waivers or extensions or requests for waiver or extension of the time within which a Tax deficiency may be asserted or assessed.

            (k) The Company has not changed any Tax accounting method during any of the seven (7) most recent Taxable years ending on or before the Closing Date, (or such shorter period of time as the Company has existed). The Company has not taken any action, whether or not required, that has resulted or will result in deferring a liability for Taxes of the Company from any taxable period ending on or before the Closing Date to any taxable period ending after such date, unless such action is in accordance with past practice.

            (l) The Company has never been required to include in income any adjustment pursuant to section 481 of the Code and no Tax Authority has ever made or proposed any such adjustment. The Company has never entered into a closing agreement, as described in section 7121 of the Code, or an advance pricing agreement or other agreement with a Tax Authority relating to Taxes.

            (m) The Company does not own any property that is tax-exempt use property within the meaning of section 168(h) of the Code, that is described in section 168(f)(8) of the Code as in effect prior to its amendment by the Tax Reform Act of 1986, that is tax-exempt bond financed property within the meaning of Section 168(g) of the Code or that is "limited use property" within the meaning of Rev. Proc. 76-30.

            (n) None of the property of the Company directly or indirectly secures any debt the interest on which is tax exempt under section 103(a) of the Code.

            (o) The Company is not a party to any arrangement to which sections 162(m) or 280G of the Code could under any circumstances apply.

            (p) The Company is a partnership for federal income tax purposes, and has been a partnership for federal income tax purposes throughout its entire existence.

            (q) The Company is not now or has never been (i) an includable member, including a parent, of an "affiliated group" within the meaning of section 1504(a) of the Code or otherwise liable for the Taxes of a person other than itself pursuant to Treasury Regulation section 1.1502-6 or any similar provision of state, local or foreign law, whether or not as a transferee, a successor, by operation of law, by contract or otherwise, (ii) a member of any consolidated, combined or unitary Tax Return filing group, (iii) a party to any Tax sharing agreement, Tax indemnity agreement or similar agreement, arrangement or practice with respect to Taxes, including an agreement that obligates it to make any payment computed by reference to the Taxes, Taxable income or Tax losses of any other individual or entity, (iv) the owner of a more than 50% interest, by voting power or by value, in an entity treated as corporation for federal income tax purposes, or the (v) the owner of an interest in an entity that is or is treated as a Tax partnership, trust, regulated investment company as defined in section 851 of the Code, real estate investment trust as defined in section 856 of the Code or foreign personal holding company as defined in section 552(a) of the Code.

            (r) The Company has disclosed on its federal, state, local and foreign income Tax Returns all positions taken therein that could give rise to a penalty under section 6662 of the Code or any corresponding provision of state, local or foreign Tax law.

            (s) No unresolved claim, and to the knowledge of the Company, no claim has ever been made by a Tax Authority in a jurisdiction in which the Company does not pay Taxes or file Tax Returns that such entity is or may be subject to Tax in such jurisdiction.

            (t) The Company has never requested a private ruling from a Tax Authority on any matter.

            (u) The Company has retained all supporting and backup papers, receipts, spreadsheets and other information necessary for the preparation of all Tax Returns that have not yet been filed and the defense of Tax audits involving all Taxable periods either ended on or during the six (6) years prior to the Closing Date (or such shorter period of time as the Company has existed).

            (v) The Company has collected and remitted to the appropriate Tax Authorities all sales and use and similar Taxes required to have been collected and remitted on or prior to the Closing Date and has been furnished, and if required has filed, properly completed exemption certificates for all exempt transactions. The Company has maintained and has in its possession all records, supporting documents and exemption and resale certificates required by applicable sales Tax statutes and regulations to be retained in connection with the collection and remittance of sales and use and similar Taxes for all periods up to and including the Closing Date.

            Each reference to a provision in this Section 3.20 shall be treated for state, local and foreign Tax purposes as a reference to analogous or similar provisions of state and local law.

      3.21 COMPLETENESS. The certified copies of the Articles of Organization and Operating Agreement, both as amended to date, of the Company and the copies of all leases, instruments, agreements, licenses, permits, certificates or other documents which are included on schedules attached hereto or which have been delivered to Parent in connection with the transactions contemplated hereby are complete and correct; neither the Company nor any other Party hereto is in default thereunder; except as set forth in the schedules and documents attached to this Agreement, the rights and benefits of the Company thereunder will not be adversely affected by the transactions contemplated hereby; and the execution of this Agreement and the performance of the obligations hereunder will not violate or result in a breach or constitute a default under any of the terms or provisions thereof. None of such leases, instruments, agreements, contracts, licenses, permits, certificates or other documents requires notice to, or the consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby to remain in full force and effect or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit hereunder.

      3.22 GOVERNMENT CONTRACTS. Except as set forth on Schedule 3.22, the Company is not now, and has never been, a party to any governmental contract subject to price redetermination or renegotiation.

      3.23 ABSENCE OF CHANGES. Except as set forth in Schedule 3.23, since the Balance Sheet Date, there has not been:

            (a) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of the Company;

            (b) any damage, destruction or loss (whether or not covered by insurance), change in zoning, or change in any law, rule, regulation, ordinance, or permit condition, materially adversely affecting the properties or business of the Company;

            (c) any change in the authorized or outstanding membership interests of the Company or any grant of any options, warrants, calls, conversion rights or commitments;

            (d) any declaration or payment of any dividend or distribution in respect of the membership interests or any direct or indirect redemption, purchase or other acquisition of any of the membership interests of the Company;

            (e) any bonus or any increase in the compensation, sales commissions, fringe benefits or fee arrangement payable or to become payable by the Company to any of its managers, managing members, officers, employees, consultants or agents or any change in the method by which sales commissions are calculated and paid;

            (f) any work interruptions, labor grievances or claims filed or, to any Seller Party's knowledge, any proposed law or regulation or any event or condition of any character, materially adversely affecting the business or future prospects of the Company;

            (g) any sale or transfer, or any agreement to sell or transfer, any assets, property or rights of the Company to any person;

            (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company;

            (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

            (j) any purchase or acquisition, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets of the Company;

            (k) any waiver of any material rights or claims of the Company;

            (l) any breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party; or

            (m) any transaction by the Company outside the ordinary course of its business.

      3.24  DEPOSIT ACCOUNTS; POWERS OF ATTORNEY.

            (a) The Company has delivered to Parent on Schedule 3.24 an accurate list as of the date of this Agreement, of:

                  (1) the name of each financial institution in which the Company has accounts or safe deposit boxes;

                  (2) the names in which such accounts or boxes are held;

                  (3) the type of accounts; and

                  (4) the name of each person authorized to draw thereon or have access thereto.

            (b) Schedule 3.24 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company or any of its subsidiaries and a description of the terms of such power. Each such power has been or will be canceled on or before the Closing Date.

      3.25 PROPRIETARY RIGHTS. Except as set forth on Schedule 3.25, the Company does not own or have any right or interest in any Intellectual Property, or any license or assignment with respect thereto. The Company has not granted to any third party a license or other authorization to use any Intellectual Property of the Company, and no third party owns any ownership interest in or holds any claim, lien or other encumbrance, on the Company's Intellectual Property. None of the Seller Parties has received any notification that the Company has infringed upon or is infringing upon, or has engaged in or is engaging in any unauthorized use or misappropriation of, any Intellectual Property owned by or belonging to any other person; and there is no pending or threatened claim, and no basis for the assertion of any claim, against the Company with respect to any such infringement, unauthorized use or misappropriation. The Company has not entered into any licensing agreements to use the Intellectual Property of third parties, and does not owe to any third parties royalties for the use of Intellectual Property.

      3.26 VALIDITY OF OBLIGATIONS. The execution and delivery of this Agreement by the Company and the performance of the transactions contemplated herein have been duly and validly authorized and approved by the managers and the members of the Company, and this Agreement has been duly and validly authorized by all necessary limited liability company action and is a legal, valid and binding obligation of the Company and each Seller.

      3.27 RELATIONS WITH GOVERNMENTS. Neither the Company, nor any member, manager, director, officer, agent, employee or other person acting on behalf of the Company, has used any funds of the Company for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. The Company has adequate financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither the Company, nor any member, manager, director, officer, agent, employee or other person acting on behalf of the Company, has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company has at all times complied, and is in compliance, in all material respects, with the Foreign Corrupt Practices Act and in all material respects with all foreign laws and regulations relating to prevention of corrupt practices.

      3.28  CONFLICTS OF INTEREST. Except as set forth on Schedule 3.28, neither
            (a) any past or present officer, manager or member of the Company, nor (b) any relative of any past or present officer, manager or member of the Company, nor (c) any corporation, partnership, trust or other entity of which any such past or present officer, manager or member of the Company has a direct or indirect interest or is a director, officer, member, manager, stockholder, partner or trustee, is or has ever been a party, directly or indirectly, to any transaction with the Company, including without limitation any agreement or other arrangement providing for the furnishing of services by or to the Company or the rental of any property from or to the Company, or otherwise requiring or contemplating any payments by or to the Company. Except as set forth on Schedule 3.28, neither any present officer, manager or member of the Company, nor any relative of any such officer, manager or member, owns directly or indirectly any interest in any corporation, firm, partnership, trust or other entity or business which is a competitor, potential competitor, customer, client or supplier of the Company or any related business. For purposes of this Section 3.28, competitors shall include, without limitation, persons or entities engaged in waste transportation, recycling and/or disposal operations. The Sellers do not own any legal or equitable interest in, nor is any Seller the holder of liens on, any real property, equipment, fixtures, vehicles, Intellectual Property, contract rights, permits, licenses, accounts, general intangibles, or other assets utilized by the Company in the operation of its businesses. Except as set forth in Schedule 3.28, none of the Sellers has any claims against, or are owed any amounts (including, without limitation any bonuses, commissions, royalties, rentals or other payments) by, the Company. Except as set forth in Schedule 3.28, no Seller has incurred any liability, contingent or otherwise, to, nor is any Seller indebted to, the Company.

      3.29 ENVIRONMENTAL MATTERS. The Seller Parties have delivered to Parent all of the correspondence, agreements, notices or other documents related to the items set forth on Schedule 3.29. Schedule 3.29 also contains a list of all disposal sites used by the Business since its inception.

            Except as set forth in Schedule 3.29:

            (a) The Company and any property (whether real or personal) which is or was formerly leased, used, operated, owned or managed in whole or in part in any manner by the Company or any of its organizational predecessors (individually, any "Business Facility", and collectively, the "Business Facilities") and all operations of the Company and its Business Facilities, are in material compliance and have been in material compliance with all applicable Environmental Laws;

            (b) the Company and its Business Facilities have obtained and are in compliance with all permits, licenses, registrations, approvals and other authorizations (including all applications for all of the foregoing) required under any Environmental Law for the business of the Company as currently conducted (collectively, "Environmental Permits"), and Schedule 3.29 contains an accurate and complete listing of all of its Business Facilities and all of its Environmental Permits of the Company;

            (c) there is no past or present event, condition or circumstance that may interfere with the conduct of the Company's business in the manner now conducted relating to the Company's compliance with Environmental Laws or which constitutes a violation thereof, or which could have a material adverse effect upon the Company's business, prospects or financial condition;

            (d) during the term of the Company's ownership of or control of its Business Facilities ("Ownership Term"), the Company and its Business Facilities, and any operations thereon, have not been and are not currently subject to an Environmental Claim;

            (e) there are no Environmental Claims or investigations pending or threatened, involving the release or threat of release of any Polluting Substances from or on (i) any Business Facility of the Company, or (ii) any other property where Polluting Substances generated by the Company or originating from any Business Facility of the Company have been recycled, stored, treated, released or disposed, or (iii) any property to which Polluting Substances were transported by the Company or (iv) any property on which the Company performs or performed or may be required to perform Remediation;

            (f) there are no Polluting Substances on any Business Facility of the Company in an amount or concentration which would require reporting to any governmental authority or Remediation to comply with the requirements of Environmental Laws and which have not been so reported;

            (g) the Company has not undertaken Remediation or other decontamination or cleanup of any facility or site or entered into any agreement or extended any offer for the payment of costs associated with such activity;

            (h) the Company has filed all notices, notifications, financial assurance, applications and all similar documents which are required to be obtained or filed for the operation of its business or the use or operation of any of its Business Facilities and has not received any notification that such filings are incomplete or insufficient;

            (i) there are no Environmental Claims for which the Company has failed to notify its insurers within contractually required notice periods or for which insurers have denied coverage or reserved their rights to deny coverage;

            (j) there are no false or misleading statements relating to the Company or any of its Business Facilities in any current or prior Environmental Permit that were made during the Ownership Term;

            (k) the transactions contemplated by this Agreement will not require the amendment or transfer of any of the Environmental Permits;

            (l) the Company is not now, and to the best of each Seller Party's respective knowledge, will not be in the future, as a result of the operation or condition of any Business Facility of the Company or the businesses thereon as conducted prior to or at Closing, subject to any: (i) contingent liability in connection with any release or threatened release of Polluting Substances into the environment other than the normal or routine disposal of solid waste, whether on or off the Properties or any Business Facility of the Company; (ii) reclamation, decontamination or Remediation requirements under Environmental Laws, or any reporting requirements related thereto, except for ordinary closure requirements under Environmental Laws; or (iii) consent order, compliance order or administrative order relating to or issued under any Environmental Law;

            (m) except as referenced in the Environmental Permits, there are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which the Company has agreed to, assumed or retained, by contract or otherwise;

            (n) there are no, nor to any Seller Party's respective knowledge, have there ever been any, storage tanks on or under any Business Facility of the Company, and any Business Facility of the Company containing such tanks during the Ownership Term has been remediated in compliance with all Environmental Laws;

            (o) no drinking water intakes or water wells exist within a two-mile radius of any Business Facility of the Company, which could have an adverse affect on the Environmental Permits or any other governmental authorization;

            (p) there are no polychlorinated biphenyls on or in the Properties or any Business Facility of the Company or any equipment or fixtures thereon; and

            (q) there are no airports, flood plains, wetlands, fault areas or seismic impact zones on or near any property of the Company which could have a material effect on the Environmental Permits, any governmental authorization or the assets of the Company.

      3.30 NO BROKER'S OR FINDER'S FEES. No agent, broker, investment banker, person or firm has acted directly or indirectly on behalf of any Seller Party in connection with this Agreement or the transactions contemplated herein who will be entitled to any broker's or finder's fee or any other commission or similar fee or expense, directly or indirectly, in connection with this Agreement or the transactions contemplated herein.

      3.31 LITIGATION. Except as set forth in Schedule 3.31, there are no Proceedings pending or, to the knowledge of the Seller Parties, threatened against the Company, or challenging the validity or propriety of the transactions contemplated by this Agreement or any permit or other governmental authorization; to the knowledge of the Seller Parties, there is no basis or ground for any such Proceedings; and there is no outstanding order, writ, injunction or decree of any court, administrative agency, governmental body or arbitration tribunal against the Seller Parties or their respective assets, which relates to or could have an effect on the Company. Set forth on Schedule 3.31 are all Proceedings during the last five years to which the Company was a party, or which, to the knowledge of any Seller Party, were threatened against the Company, or which relate in any manner to the assets of the Company.

      3.32 DISCLOSURE. This Agreement and the schedules hereto and all other documents and information furnished to Parent and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein and therein not misleading. If any Seller Party becomes aware of any fact or circumstance which would change a representation or warranty of the Seller Parties in this Agreement or any representation made on behalf of the Seller Parties, such Seller Party shall immediately give notice of such fact or circumstance to Parent. Such notification shall not relieve the Seller Parties of their obligations under this Agreement, and at the sole option of Parent, the truth and accuracy of any and all warranties and representations of the Seller Parties, or on behalf of any of them, at the date of this Agreement and as of the Closing Date, shall be a precondition to the consummation of this transaction.

4.    REPRESENTATIONS OF BUYER PARTIES

      The Buyer Parties jointly and severally represent and warrant that all of the following representations and warranties are true as of the date of this Agreement and shall be true at the time of Closing:

      4.1 DUE ORGANIZATION. Each of Parent and Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly authorized, qualified and licensed under all applicable laws, regulations, and ordinances of public authorities to carry on its business in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed would not have a material adverse effect on its business.

      4.2 EXECUTION. (a) The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate action on the part of the Buyer Parties, and (b) this Agreement constitutes the legal, valid and binding obligation of the Buyer Parties enforceable in accordance with its terms.

      4.3 CONFORMITY WITH LAW. Each of the Buyer Parties has the corporate power and right to enter into and perform this Agreement and the transactions contemplated herein. Neither Parent's nor Buyer's execution of this Agreement nor the consummation of the transactions contemplated herein violate or conflict with (a) any law, rule, regulation, ordinance or decree applicable to the Buyer Parties; (b) any provision of Parent's or Buyer's certificate of incorporation or bylaws; or (c) any material agreement or instrument to which Parent or Buyer is a party or by which it is bound.

      4.4 NO BROKER'S OR FINDER'S FEES. No agent, broker, investment banker, person or firm has acted directly or indirectly on behalf of the Buyer Parties in connection with this Agreement or the transactions contemplated herein who will be entitled to any broker's or finder's fee or any other commission or similar fee or expense, directly or indirectly, in connection with this Agreement or the transactions contemplated herein.

      4.5 ACCESS TO INFORMATION; COUNSEL. The Buyer Parties have been provided access to information concerning the Company, and have had the opportunity to consult with counsel regarding this Agreement. Notwithstanding the foregoing, the Buyer

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

            Parties' investigation and representation by counsel shall not limit or diminish the Buyer Parties' reliance upon the representations, warranties and covenants set forth in this Agreement.

5.    COVENANTS OF THE PARTIES

      5.1 NOTICES AND APPROVALS. The Seller Parties shall timely give all notices and request all approvals and assignments that may be required under applicable law or any of the permits, agreements, orders or other instruments to which the Company is bound, in connection with the contemplated transaction.

      5.2   ACCESS TO INFORMATION.

            (a) On and after the date of this Agreement, the Seller Parties will furnish to Parent such information with respect to the Company as Parent shall reasonably request. Without limitation of the foregoing, the Seller Parties shall (i) afford to Parent and its officers, employees, accountants, consultants, counsel and other authorized representatives reasonable access, throughout the period prior to the earlier of the Closing Date or the date this Agreement is terminated, to the Company's plants, properties (including, without limitation, the Real Property), and books and records relating to the Company; (ii) use its best efforts to cause its representatives to furnish to Parent and its authorized representatives such additional financial and operating data and other information as to the Company as Parent or its duly authorized representatives may from time to time reasonably request; and (iii) afford Parent and its representatives reasonable access, throughout the period prior to the Closing Date, to the Company's present and potential customers relating to the Business, such that Parent may conduct such due diligence investigation relating to customer relations as Parent deems reasonably necessary or appropriate. The Seller Parties hereby release, discharge and hold harmless each of Parent and Buyer, any affiliate or subsidiary of Parent or Buyer, and any officer, director, shareholder, employee, agent, attorney, joint venturer, partner, servant, consultant, representative, trustee, successor or assign of Parent or Buyer or of any of its affiliates or subsidiaries, from all liability or claims by reason of any such access or contact referred to in this Section 5.2, except for any misuse by Parent or Buyer of such information.

            (b) Parent and Buyer covenant and agree that, prior to the Closing, all due diligence materials will be used solely for the purposes of assessing the Company in connection with the Buyer Parties' possible acquisition thereof pursuant to this Agreement, and that any other use shall be strictly prohibited; provided, however, that following the Closing, Parent and Buyer may use all such materials for any purposes in their sole discretion.

      5.3 COPIES OF AGREEMENTS. True and correct copies of all agreements (including copies of all insurance agreements) relating to the Company shall be delivered to Parent on the Closing Date.

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

      5.4 RECORDS. The Seller Parties shall retain and maintain the records of the Company in the normal course of business.

      5.5   TAXES.

            (a) From and after the Closing, upon written notice by Parent, the Sellers shall pay to Parent or, at the Sellers' option, to the Internal Revenue Service and/or federal, state or local, or foreign Tax Authorities, as appropriate, and shall otherwise indemnify, save and hold Parent, Buyer and the Company harmless from and against all demands, claims, actions, causes of action, assessments, losses, damages, liabilities, costs and expenses asserted against, resulting to, imposed upon or incurred by Parent, Buyer or the Company with respect to the Company which directly or indirectly relate to or arise out of any Tax years (including partial years) on or prior to the Closing Date with respect to any deficiencies assessed by the Internal Revenue Service and/or federal, state and local, and foreign Tax Authorities for any federal, state or local, or foreign income, sales, ad valorem or other tax liability arising on or prior to the Closing Date. The Sellers shall also be obligated under this
            Section 5.5 for any assessment caused by any act or failure to act on the part of any Seller after the date of this Agreement. Nothing contained herein shall affect the Sellers' right to contest any Tax liability in the manner set forth in the applicable statute.

            (b) For purposes of this Agreement, Taxes of the Company incurred with respect to a Taxable period that includes but does not end on the Closing Date, shall be allocated to the portion of the period ending on the Closing Date (A) except as provided in (B) and (C) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, and (B) except as provided in (C) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise feasibly allocable to specific transactions or events, in proportion to the number of days in such period occurring before the Closing Date compared to the total number of days in such period, and (C) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended on the Closing Date (for the elimination of doubt, Taxes incurred by reason of the transactions contemplated by this Agreement shall be allocated to the portion of the period ending on the Closing Date). Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date.

            (c) Notwithstanding any other provision of this Agreement, including this Section 5.5, the Sellers shall be liable for and shall pay all Taxes arising from, or related to, the transactions contemplated by this Agreement, whether such Taxes are incurred by the Sellers, the Company, Parent or Buyer.

      5.6 COMPLIANCE WITH LAWS. The Seller Parties and the Buyer Parties shall comply with all applicable laws as may be required for the sale and transfer of the

            Membership Interests and for the performance of all other acts and things contemplated by this Agreement.

      5.7 NOTICE OF BREACH. In the event of, and promptly after, the taking of any action or occurrence or threatened occurrence of any event, the taking of which would make untrue, inaccurate or misleading, or would constitute or result in a breach or violation of, any of the representations, warranties, covenants or agreements of a party set forth herein, or would, if it had occurred prior to the date hereof, make any representation or warranty made by such party herein untrue, inaccurate or misleading, such party shall promptly give written notice thereof to the other party.

      5.8 REASONABLE EFFORTS. Each of the parties hereto agrees to use reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things reasonably necessary, proper or advisable to satisfy promptly all conditions required hereby to be satisfied by such party in order to consummate and make effective the transactions contemplated hereby.

      5.9 NOTIFICATION. The Seller Parties shall notify the Buyer Parties, and the Buyer Parties shall immediately notify the Seller Parties, of any litigation, arbitration or administrative proceeding pending or, to any of their knowledge, threatened against the Seller Parties or the Buyer Parties, as the case may be, which challenges the transactions contemplated hereby.

      5.10 INJUNCTIONS. If any United States, state or foreign court having jurisdiction over any party issues or otherwise promulgates any injunction, decree or similar order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties will use their respective reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith.

      5.11 AUDIT. Parent, at its own cost and expense, will engage external auditors to audit the Company's financial records (including up to three years of historical data). The Sellers shall fully cooperate with such audit and will assist in the completion of such audit, including, without limitation, by providing, executing and acknowledging all such documents that are necessary to complete the audit (including having the Company's financial records converted, if necessary and for Parent's use only, to accrual based accounting financials in accordance with GAAP), and by making any representations regarding the Business and the Company's financial records, as may be reasonably requested by Parent or the external auditors.

      5.12 TAX RETURNS. With respect to any Tax Return, any audit or other examination by any governmental authority after the Closing Date which includes any period ending on or before the Closing Date, Parent shall consult with the Sellers and the Sellers shall provide Parent such assistance as necessary in connection with the preparation of such Tax Return, audit or other examination or any judicial or administrative proceeding relating to liability for Taxes, and the Sellers will provide Parent with any records or information related to the Company that may be relevant to any of the foregoing. Parent shall file any Tax Return necessary with regard to the transactions contemplated by this Agreement.

      5.13  COOPERATION AND TRANSITION.

            (a) The Parties shall cooperate in the transition of the Company and the Business to the Buyer Parties, including by transferring the books, records and accounts of the Company to the Buyer Parties and by executing such additional instruments and taking such additional acts as are reasonable and necessary. The Seller Parties shall use reasonable efforts to assist the Buyer Parties in obtaining or transferring Environmental Permits.

            (b) Following the Closing Date, the Sellers shall be entitled to receive all amounts collected in respect of the Assigned Receivables, and all amounts collected and received by the Company in respect of the Assigned Receivables shall be promptly remitted to the Sellers. Following the Closing Date, the Sellers shall be liable for and shall timely pay all amounts due under the Retained Liabilities, and any invoices or demands received by the Company in respect of the Retained Liabilities shall be promptly sent to the Sellers.

            (c) Immediately prior to the Closing, the Company shall distribute all cash on hand of the Company as of the Closing Date to the Sellers.

      5.14  SELLERS' INVESTMENT REPRESENTATIONS AND COVENANTS.

            (a) Each of the Sellers understands that neither the convertible notes of Parent to be issued pursuant to this Agreement ("Notes") nor the shares of Parent Common Stock to be issued to the Sellers pursuant to this Agreement, including the shares of Parent Common Stock to be issued upon conversion of the Notes (the "Shares") will be registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws and are being issued pursuant to an exemption from registration pursuant to Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act and pursuant to similar provisions of applicable state securities laws. Each of the Sellers understands that the reliance of Parent on such exemptions is predicated in part on the Seller's representations, warranties, covenants and acknowledgments set forth in this Section 5.14.

            (b) Each of the Sellers agrees that appropriate "stop-transfer" instructions will be given to Parent's transfer agent regarding the Shares and that the certificates representing the Shares shall be stamped or otherwise imprinted with a restrictive legend substantially similar to the following:

            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE

            "ACT") AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 OF THE ACT. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE ISSUER.

            (c) Except as disclosed on the Investment Representations Schedule attached hereto, each of the Sellers represents and warrants that such Seller is an "accredited investor" as defined in Rule 501 promulgated under the Securities Act.

            (d) Each of the Sellers represents and warrants that the Notes and the Shares will be acquired by such Seller for such Seller's own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the rules and regulations thereunder and that such Seller will not distribute any of the Notes or the Shares in violation of the Securities Act. In the event that Joseph LoConti desires to transfer any of the Shares received by him pursuant to this Agreement to Don Morehead, such shares may only be transferred after complying with the following conditions: (i) Don Morehead shall execute and deliver an agreement whereby he makes the investment representations of the Sellers and agrees to abide and be bound by the covenants of the Sellers set forth in subsections (a) through (i) of this Section
            5.14 and shall provide such other information as reasonably requested by Parent; (ii) such transfer shall be made pursuant to a registration statement or an exemption from the registration requirements of the Securities Act and any applicable state securities laws, and (iii) Parent shall receive a legal opinion of counsel reasonably acceptable to Parent described in Section 5.14(i) hereof.

            (e) Each of the Sellers represents and warrants that the address set forth below such Seller's name in the Investment Representations
            Schedule is such Seller's principal residence.

            (f) Each of the Sellers (i) acknowledges that the Notes and the Shares issued, or to be issued, to such Seller must be held indefinitely by such Seller unless subsequently registered under the Securities Act or an exemption from registration is available, (ii) is aware that any routine sales of Shares made pursuant to Rule 144 under the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, compliance with some other registration exemption will be required, and (iii) is aware that Rule 144 is not currently available for use by such Seller for resale of any of the Notes or the Shares to be acquired by such Seller pursuant to this Agreement.

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

            (g) Each of the Sellers represents and warrants to Parent that such Seller has such knowledge and experience in financial and business matters such that such Seller is capable of evaluating the merits and risks of such Seller's investment in any of the Shares to be acquired by such Seller.

            (h) Each of the Sellers confirms that he or it has received and read
            (i) Parent's registration statement on Form S-1, as amended (ii) Parent's quarterly report on Form 10-Q for the quarter ended June 30, 2004, and (iii) Parent's quarterly report on Form 10-Q for the quarter ended September 30, 2004. Each of the Sellers also confirms that Parent has made available to such Seller the opportunity to ask questions of and receive answers from it concerning the terms and conditions of such Seller's investment in the Shares, and the Seller has received to such Seller's satisfaction, such additional information, in addition to that set forth herein, about Parent's operations and the terms and conditions of this Agreement as such Seller has requested.

            (i) In order to ensure compliance with the provisions of this
            Section 5.14, each Seller agrees that after the Closing Date such Seller will not sell or otherwise transfer or dispose of the Notes or the Shares or any interest therein (unless such shares have been registered under the Securities Act) without first complying with either of the following conditions, the expenses and costs of satisfaction of which shall be fully borne and paid for by such
            Seller:

                  (A) Parent shall have received a written legal opinion from legal counsel, which opinion and counsel shall be satisfactory to Parent in the exercise of its reasonable judgment, or a copy of a "no-action" or interpretive letter of the Securities and Exchange Commission specifying the nature and circumstances of the proposed transfer and indicating that the proposed transfer will not be in violation of any of the registration provisions of the Securities Act and the rules and regulations promulgated thereunder; or

                  (B) Parent shall have received an opinion from its own counsel, to the effect that the proposed transfer will not be in violation of any of the registration provisions of the Securities Act and the rules and regulations promulgated thereunder, provided that if such Seller has complied with the holding period and other requirements of Rule 144 under the Securities Act in connection with such sale or transfer, such opinion shall be furnished at Parent's expense.

            This paragraph shall no longer be applicable to any Notes or Shares following their transfer pursuant to a registration statement effective under the Securities Act or if the opinion of counsel referred to above is to the further effect that transfer restrictions and the legend referred to herein are no longer required in order to establish compliance with any provisions of the Securities Act.

            (j) The Parties agree that, upon a Seller's request, the restrictive legend set forth in Section 5.14(b) may be removed from such Seller's certificates evidencing

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            Shares in the following circumstances: (i) following any sale of such Shares pursuant to Rule 144 under the Securities Act; (ii) if such Shares are eligible for sale under Rule 144(k) under the Securities Act; or (iii) if Parent receives a written opinion of counsel reasonably satisfactory to Parent to the effect that such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Securities and Exchange Commission); provided, however, that in connection with the issuance of the Shares, each Seller hereby agrees to adhere to and abide by all prospectus delivery requirements under the Securities Act and rules and regulations of the Securities and Exchange Commission. Parent agrees that, upon a Seller's written request to remove the restrictive legend from such Seller's certificate evidencing such Seller's Shares, which written request shall have been delivered to Parent at a time when such restrictive legend is eligible for removal under this Section 5.14(j), Parent will, reasonably promptly following the delivery by a Seller to Parent or Parent's transfer agent of the certificate representing the Shares issued with a restrictive legend, deliver or cause to be delivered to such Seller a certificate representing such Shares that is free from all restrictive legends. Each Seller agrees that the removal of the restrictive legend from certificates representing the Shares as set forth in this Section 5.14(j) is predicated upon Parent's reliance that no Seller will sell any Shares except pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom.

            (k) If the Company shall determine to prepare and file with the Securities and Exchange Commission a registration statement on Form S-3 or its successor form (each as promulgated under the Securities
            Act) relating to an offering of shares of the Company's Common Stock under the Securities Act in which any of its directors or executive officers are selling security holders other than with respect to any equity securities issuable in connection with stock option or other employee benefit plans of the Company, then the Company shall send to each Seller who holds Shares a written notice of such determination and, if within fifteen days after the date of such notice, any such Seller shall so request in writing, the Company shall include in such registration statement all or any part of the Shares held by such Seller that such Seller requests to be registered on and subject to the same terms and conditions as applicable to Parent's directors and officers who are selling security holders under such registration statement, including but not limited to any underwriting cutbacks, furnishing of information and liability and indemnification therefore and allocation of costs and expenses of registration; provided, that, the Company shall not be required to register any Shares pursuant to this Section 5.14(k) that are eligible for resale pursuant to Rule 144 or Rule 144(k) promulgated under the Securities Act or that are the subject of a then effective registration statement.

6.    NONCOMPETITION

      6.1   PROHIBITED ACTIVITIES:

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

            (a) Except as set forth in the following paragraph, none of the Sellers (the "Restricted Parties"), shall for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever kind or nature, engage, as an officer, director, shareholder, owner, member, partner, joint venturer, lender or in any other capacity, whether as an employee, independent contractor, consultant, advisor, or otherwise, or as a sales representative, of any business in direct or indirect competition with the Company, Parent or any Affiliate of Parent located *** (the "Non-Compete Area").

            (b) Notwithstanding the foregoing provisions of this paragraph (a) each Restricted Party may (i) be a passive investor owning no more than five percent (5%) of the outstanding equity securities of any corporation or other entity the equity securities of which are listed on a national securities exchange or traded on the NASDAQ National Market System and with which such persons have no other connection whatsoever and/or (ii) invest in or act as an employee of, consultant for, or hold another position with, Parent;

            (c) The Restricted Parties shall not, and each of them shall cause each of his Affiliates not to, offer to employ any person (other than Ronald Boerema or Jason Stevens) who is, at that time, or who has been within one (1) year prior to that time, an employee of the Company;

            (d) With respect to operations or transactions in the Non-Compete Area, the Restricted Parties shall not, and each of them shall cause his Affiliates to not, engage or participate in any effort or act to solicit or induce any customer, supplier, associate, employee, sales or other agent, independent contractor, or other person in a business relationship with Parent or which has been a customer, supplier, associate, employee, sales or other agent, independent contractor, or other person in a business relationship with Parent within *** prior to that time, to discontinue such relationship with Parent or to take any action which might be disadvantageous to Parent or not to take any action which might be advantageous to Parent;

            (e) With respect to operations or transactions in the Non-Compete Area, none of the Restricted Parties shall, for any reason whatsoever, directly or indirectly for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever kind or nature, call upon any prospective acquisition candidate of such persons, on such persons' behalf or on behalf of any competitor, which candidate was either called upon by or for which Parent or its Affiliates made an acquisition analysis, for the purpose of acquiring such entity.

            (f) The time period for the restrictions set forth in this Article 6 shall be *** after the Closing Date.

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

      6.2 DAMAGES. The Restricted Parties each acknowledge that the damages that would be suffered by the Buyer Parties and the Company as a result of any breach of the provisions of this Article 6 may not be calculable and that an award of a monetary judgment for such a breach would be an inadequate remedy. Consequently, the Buyer Parties and the Company shall have the right, in addition to any other rights they may have, to obtain, in any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach of any provision of this Article 6 or otherwise to specifically enforce any of the provisions hereof, and none of the Buyer Parties or the Company shall be obligated to post a bond or other security in seeking such relief. This remedy is in addition to damages directly or indirectly suffered by the Buyer Parties and reasonable attorneys fees.

      6.3 INDEPENDENT COVENANT. All of the covenants contained in this Article 6 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Restricted Parties against either of the Buyer Parties, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Buyer Parties of such covenants.

      6.4 MATERIALITY AND ENFORCEABILITY. The Restricted Parties each agree that the covenants contained in this Article 6 are a material and substantial part of this transaction. The Parties agree that a portion of the consideration paid by the Buyer Parties pursuant to this Agreement is in exchange for the covenants contained in this
            Article 6, and therefore, the duration and area for which the covenants in this Article 6 are to be effective are reasonable. In the event that any court finally determines that the time period or the geographic scope of any such covenant is unreasonable or excessive and any covenant is to that extent made unenforceable, the Parties agree that the restrictions of this Article 6 shall remain in full force and effect for the greatest time period and within the greatest geographic area that would not render it unenforceable. The Parties intend that each of the covenants in Article 6 shall be deemed to be a separate covenant.

7.    SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

      7.1 SURVIVAL OF COVENANTS, REPRESENTATIONS, AND WARRANTIES. Except as set forth below in respect of certain representations and warranties of the Seller Parties (as defined in Article 3), the covenants, representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for the longer of (a) ***, or (b) the expiration of the statute of limitations applicable to such representation, warranty or covenant, and thereafter shall terminate ("Expiration Date"). Notwithstanding the foregoing, (x) the indemnification obligations for any misrepresentations contained in Sections 3.18 and 3.20 shall survive the Closing and shall continue in full force until the later of (i) the date upon which the liability to which any such Tax claim may relate is barred by all applicable statutes of limitation, taking into account any extensions or waivers thereof; or (ii) the date upon which any claim for refund or credit

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

            related to such Tax claim is barred by all applicable statutes of limitation, (y) the indemnification obligations for any misrepresentations contained in Sections 3.29 shall survive the Closing hereunder and continue in full force and effect for ***, and
            (z) the indemnification obligations for any misrepresentations contained in Sections 3.3 shall survive the Closing hereunder and continue in full force and effect forever thereafter, without limitation as to time.

      7.2 INDEMNIFICATION BY THE SELLERS. The Sellers jointly and severally, unconditionally, absolutely and irrevocably agree to and shall defend, indemnify and hold harmless the Buyer Parties and the Company, and each of their respective subsidiaries, shareholders, affiliates, officers, directors, employees, counsel, agents, successors, assigns heirs and legal and personal representatives (the Buyer Parties, the Company and all such persons or entities are collectively referred to as "Buyer's Indemnified Persons") from and against, and shall reimburse Buyer's Indemnified Persons for, each and every Loss paid, imposed on or incurred by Buyer's Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of: (a) any inaccuracy in any representation or warranty of the Seller Parties under this Agreement, or the Schedules hereto, whether or not Buyer's Indemnified Persons relied thereon or had knowledge thereof, or any breach or nonfulfillment of any covenant, agreement or other obligation of the Seller Parties under this Agreement or any agreement or document delivered pursuant hereto;
            (b) all liabilities of the Company on or prior to the Closing Date, including, but not limited to claims, demands and causes of action against the Company and/or the Buyer Parties arising from or related to the ownership or operation of the assets of the Company and the Business on or prior to the Closing Date; (c) all Environmental Claims arising with respect to facts, conditions, events, operations and circumstances existing on or prior to the Closing Date; (d) the Retained Liabilities; and (e) any other facts or circumstances in any manner relating to the period ending on the Closing Date.

      7.3 INDEMNIFICATION BY THE BUYER PARTIES. After the Closing Date, the Buyer Parties unconditionally, absolutely and irrevocably agrees to and shall defend, indemnify and hold harmless the Sellers and their respective counsel, agents, contractors, successors, assigns, heirs and legal and personal representatives (the Sellers and such persons are collectively referred to as the "Sellers' Indemnified Persons") from and against, and shall reimburse the Sellers' Indemnified Persons for, each and every Loss paid, imposed on or incurred by the Sellers' Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of (a) any inaccuracy in any representation or warranty of the Buyer Parties under this Agreement, whether or not the Sellers' Indemnified Persons relied thereon or had knowledge thereof, or any breach or nonfulfillment of any covenant, agreement or other obligation of the Buyer Parties under this Agreement or any agreement or document delivered pursuant hereto; (b) all liabilities of the Company arising after the Closing Date that are not attributable to the period of time on or prior to the Closing Date, including, but not limited to claims, demands and causes of action against the Company and/or the Buyer Parties arising from or related to the ownership or operation of the Company after the Closing Date; (c) all

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

            Environmental Claims arising with respect to facts, conditions, events, operations and circumstances arising solely after the Closing Date; provided, however, that in the event of any Environmental Claim that arises with respect to facts, conditions, events, operations and circumstances arising both before and after the Closing Date, the Buyer Parties' indemnification obligations shall be limited to such matters arising with respect to facts, conditions, events, operations and circumstances after the Closing Date; and (d) any other facts or circumstances in any manner relating to the period after the Closing Date.

      7.4   NOTICE AND DEFENSE OF THIRD PARTY CLAIMS.

            If any Proceeding shall be brought or asserted under this Article 7 against an indemnified party or any successor thereto (the "Indemnified Person") in respect of which indemnity may be sought under this Article 7 from an indemnifying person or any successor thereto (the "Indemnifying Person"), the Indemnified Person shall give prompt written notice of such Proceeding to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; provided, that any delay or failure to so notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. In no event shall any Indemnified Person be required to make any expenditure or bring any cause of action to enforce the Indemnifying Person's obligations and liability under and pursuant to the indemnifications set forth in this Article 7. In addition, the filing of a Proceeding shall not be required as a condition or prerequisite to the Indemnifying Person's obligations under this
            Article 7, if the Indemnified Person is required to expend sums for investigation or remedial purposes as a result of a threatened Proceeding. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing Proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless the Indemnified Person shall in good faith determine that there exist actual or potential conflicts of interest which make representation by the same counsel inappropriate. The Indemnified Person's right to participate in the defense or response to any Proceeding should not be deemed to limit or otherwise modify its obligations under this Article 7. In the event that the Indemnifying Person, within 15 days after notice of any such Proceeding, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such Proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Article to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior written consent, settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding for anything other than money damages paid by the Indemnifying Person. The Indemnifying Person may, without the Indemnified Person's prior written consent, settle or compromise any such Proceeding or consent to entry of any judgment with respect to any such Proceeding that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such Proceeding. The Indemnified Person shall not, without the Indemnifying Person's prior written consent, settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding. Notwithstanding the foregoing, if the Indemnified Person reasonably believes that the pendency of such Proceeding would have a material adverse effect on the Indemnified Person, the Indemnified Person may, after delivering written notice of such proposed action to the Indemnifying Person, settle or compromise any such Proceeding or consent to entry of any judgment with respect to any such Proceeding without the Indemnifying Person's prior written consent; provided, however, that, if within seven (7) days after receipt by the Indemnifying Person of such written notice from the Indemnified Person, the Indemnifying Person delivers written notice to the Indemnified Person to the effect that the Indemnifying Person disputes its liability, or the amount thereof, in respect of such Proceeding, the Indemnifying Person shall be liable for indemnification with respect to such Proceeding to the extent of the lesser of: (i) the amount of the Loss in respect of such Proceeding and the settlement thereof or
            (ii) the amount of Loss for which the Indemnifying Person would have been liable under this Agreement in the event that the Indemnified Person had not settled such Proceeding without the Indemnifying Person's prior written consent.

            Notwithstanding anything to the contrary in this Article 7, the Sellers shall not have any obligation to provide indemnification under this Agreement until the aggregate amount of the Buyer Indemnified Persons' Loss shall exceed $***, provided that the Sellers' indemnity obligations shall be for every dollar of the Buyer Indemnified Persons' Loss up to $*** (the "Maximum Indemnification Amount").

      7.5 PAYMENT AND INTEREST. The Indemnifying Person shall make any payment required to be made under this Section 7.5 in immediately available funds and on demand. Any amounts or payments required to be paid by an Indemnifying Person under this Section 7.5 which are not paid within fifteen (15) business days of receipt by the Indemnifying Person of the Indemnified Person's demand therefor shall thereafter be deemed delinquent, and the Indemnifying Person shall pay to the Indemnified Person immediately upon demand, interest at the lesser of six percent (6%) per annum or the highest amount allowed by Texas law, from the date such payment becomes delinquent to the date of payment of such delinquent sums.

      7.6 NEGLIGENCE AND STRICT LIABILITY. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, THE PARTIES HERETO SHALL BE ENTITLED TO INDEMNIFICATION IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING

            RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE STRICT LIABILITY OF THE PARTY INDEMNIFIED. THE INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION WITH RESPECT TO LOSSES OR CLAIMS ARISING IN PART FROM THE NEGLIGENCE OF THE INDEMNIFIED PARTY; PROVIDED THAT THE INDEMNIFIED PARTY SHALL NOT BE ENTITLED TO INDEMNIFICATION FOR THAT PERCENTAGE OF A LOSS OR CLAIM ATTRIBUTABLE TO THE INDEMNIFIED PARTY'S NEGLIGENCE. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

8.    BUYER PARTIES' CONDITIONS TO CLOSING.

      Unless waived, in whole or in part, in writing by Parent, the obligations of the Buyer Parties to effect the transactions contemplated hereby and in the other agreements referred to herein shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

      8.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Seller Parties in this Agreement and the disclosures contained in the exhibits and schedules to this Agreement shall be true in all material respects at and as of the Closing, and the Buyer Parties shall have received a certificate from the Seller Parties dated as of the Closing Date to that effect.

      8.2 COMPLIANCE WITH CONDITIONS. The Seller Parties shall have performed and complied with all agreements, covenants and conditions in this Agreement required to be performed and complied with by them before the Closing. All requisite action in order to consummate this Agreement shall be properly taken by the Seller Parties, and the Buyer Parties shall have received a certificate from the Seller Parties dated as of the Closing Date to that effect.

      8.3 SUIT OR PROCEEDING. No suits or proceedings, legal or administrative, relating to any of the transactions contemplated by this Agreement shall be overtly threatened or commenced that, in the sole discretion of Parent and its counsel, would make it inadvisable for Parent or Buyer to consummate the transactions contemplated by this Agreement.

      8.4   CONSENTS AND APPROVALS.

            (a) All consents, waivers, novations, authorizations and approvals of any governmental or regulatory authority, and any other consents, waivers, novations, authorizations and approvals required by the Buyer Parties in connection with: (i) the execution, delivery and performance by the Seller Parties of this Agreement; and (ii) the other agreements and instruments delivered by the Seller Parties under this Agreement shall have been duly obtained and shall be in full force and effect at the Closing Date;

            (b) Parent shall have received approval of this Agreement and the issuance of the Shares hereunder by its Board of Directors, in its sole discretion;

            (c) Buyer shall have received approval of this Agreement by its Board of Directors or its Managers, as the case may be, in their sole discretion; and

            (d) Parent shall have received approval of this Agreement by Wells Fargo Bank, N.A., as Administrative Agent pursuant to Parent's credit facility.

      8.5 MATERIAL ADVERSE CHANGE. As of the Closing, there shall have been no material adverse change in the business, operations, prospects or financial condition of the Company, nor shall there have been any material change in the condition of the material assets of the Company, and Parent shall have received a certificate from the Seller Parties dated as of the Closing Date to both such effects.

      8.6 ASSIGNMENT AND ASSUMPTION AGREEMENT. The Company and the Sellers shall have executed an assignment and assumption agreement in form and substance reasonably satisfactory to Parent pursuant to which the Company shall assign to Sellers all of the Assigned Receivables and the Sellers shall assume all of the Retained Liabilities.

      8.7 RESIGNATIONS; RELEASES. The Buyer Parties shall have received a written instrument signed by each of the managing members, managers, directors and officers, as applicable, of the Company resigning as such from the Company effective as of the Closing Date. The Buyer Parties also shall have received a written release of the Buyer Parties and the Company from each Seller, which release shall be in form and substance reasonably satisfactory to Parent.

      8.8 PERMITS AND LICENSES. The Seller Parties shall have provided evidence satisfactory to Parent that, as of the Closing Date, all permits, licenses and governmental approvals of whatever kind and nature necessary for the current and continued future operation of the Company's business as presently conducted shall have been granted, are in full force and effect, and will continue to be in full force and effect after the Closing.

      8.9 CLEARANCE CERTIFICATES. The Company and the Sellers, as the case may be, shall have provided Parent with a clearance certificate or similar document(s) which may be required by any state or foreign taxing authority in order to relieve Parent of any obligation to withhold any portion of the Purchase Price.

      8.10 AFFIDAVIT. Each of the Sellers shall have furnished Parent with an affidavit stating, under penalty of perjury, their respective taxpayer identification numbers and that each Seller is not a foreign person pursuant to Section 1445(b)(2) of the Code.

      8.11 SATISFACTORY COMPLETION OF DUE DILIGENCE INVESTIGATION. Parent shall have completed an investigation of the business, contracts, legal documents, assets and financial books and records of the Company at its sole cost and expense, and

            Parent shall be satisfied, in its sole and absolute discretion, with the results thereof.

9.    CONDITIONS TO SELLERS' OBLIGATION TO CLOSE

      The obligations of the Seller Parties to close under this Agreement is subject to the following conditions (any one of which, at the option of the Seller Parties, may be waived in writing by the Seller Parties) existing on the Closing Date.

      9.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Buyer Parties in this Agreement shall be true in all material respects at and as of the Closing Date as though each such representation and warranty was made and delivered at and as of the Closing Date, and the Seller Parties shall have received a certificate from the Buyer Parties dated the Closing Date to that effect.

      9.2 COMPLIANCE WITH CONDITIONS. Each of the Buyer Parties shall perform and comply with all agreements, covenants and conditions in this Agreement required to be performed and complied with by it before Closing, and the Seller Parties shall have received a certificate from the Buyer Parties dated the Closing Date to that effect.

      9.3 SUIT OR PROCEEDING. No suits or proceedings, legal or administrative, relating to any of the transactions contemplated by this Agreement shall be overtly threatened or commenced that, in the reasonable discretion of the Seller Parties and their counsel, would make it inadvisable for the Seller Parties to consummate the transactions contemplated by this Agreement.

10.   CLOSING DELIVERIES

      10.1 DELIVERIES BY THE SELLERS. At the Closing, the Seller Parties shall deliver the following, all duly executed, to the Buyer Parties:

            (a) the certificates for all issued and outstanding membership interests, validly endorsed for transfer by the applicable Seller or accompanied by validly executed membership interest transfer powers, and subject only to the following restrictive legend, if any:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER FEDERAL OR STATE SECURITIES LAWS, AND WERE ACQUIRED BY THE REGISTERED HOLDER PURSUANT TO A REPRESENTATION THAT SUCH HOLDER WAS ACQUIRING SUCH SECURITIES FOR INVESTMENT. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED THEREUNDER. ANY TRANSFER CONTRARY TO SUCH RESTRICTION IS VOID.;

            (b) the Resignations and Releases, as provided in Section 8.7;

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

            (c) the Assignment and Assumption Agreement, as provided in Section 8.6;

            (d) such resolutions and authorizations by the managers and the members of the Company as are necessary or required by Parent in connection with this transaction and including a certificate dated as of the Closing Date duly executed by the Secretary of the Company certifying as to incumbency, specimen signatures, and the resolutions of the Managers and the Members duly authorizing this Agreement and the transactions contemplated hereby;

            (e) Officer's certificates, reasonably satisfactory in form and substance to Parent, executed by the appropriate member or manager of the Company, and certifying, as of the Closing Date, (i) that the Company's representations herein are true and correct, (ii) that the Company has performed its covenants hereunder in all material respects (unless waived by Parent in writing) and (iii) as to the absence of any material adverse change;

            (f) wiring instructions duly executed by the Sellers directing Parent as to the proper payment of the cash portion of the Purchase Price and mailing instructions duly executed by the Sellers directing Parent as to the proper delivery of the stock portion of the Purchase Price;

            (g) a compact disc containing all manual and automated routing and billing information, data and components thereof related to the Company in a machine readable format;

            (h) all other documents, instruments and writings reasonably requested by Parent to be delivered by the Seller Parties at or prior to the Closing;

            (i) a release in the form attached hereto as Exhibit B, duly executed by the Sellers releasing Parent and its Affiliates from any and all claims that the Sellers may have against Parent, its Affiliates or the Company (exclusive of any claims arising pursuant to this Agreement); and

            (j) an affidavit from each of the Sellers stating, under penalty of perjury, such Seller's taxpayer identification number and that such Seller is not a foreign person pursuant to Section 1445(b)(2) of the Code.

      10.2  DELIVERIES BY THE BUYER PARTIES.

            (a) At the Closing, the Buyer Parties shall deliver to the Seller Parties the cash portion of the Purchase Price, by wire transfer or other form of immediately available funds.

            (b) Promptly after the Closing Date, Parent shall cause to be executed and delivered to the Sellers certificates representing the shares of Parent Common Stock to be delivered to the Sellers as contemplated in Section 2.1(a)(2) of this Agreement.

11.   CERTAIN DEFINITIONS

      "Affiliate" means (a) any entity directly or indirectly controlled by, controlling or under common control with a Party; (b) any director or executive officer of such party or of any entity referred to in (a) above; and (c) if any Party in (a) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any person or entity who is controlled by any such member or trust. For purposes of this definition, any person or entity which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any entity (other than as a limited partner of such other entity) will be deemed to "control" (including, with its correlative meanings, "controlled by" and "under common control with") such entity or person.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Disposal" or "disposed" means the discharge, deposit, injection, dumping, spilling, leaking or placing of any Polluting Substance into or on any land or water so that such Polluting Substance or any constituent thereof may enter the environment or be emitted into the air or discharged into any waters, including ground waters.

      "Environmental Claim(s)" means all claims, liabilities, notices, actions, causes of action (arising under common law, contract or statute), suits, judgments, demands, liens, governmental or private investigations or testing, demands to study or notification of status of being potentially responsible for clean-up of any facility or for being in violation or in potential violation of any requirement of Environmental Law, whether threatened, sought, brought or imposed relating to or which seeks to impose liability or to recover damages, losses, payments, penalties, costs, fines, penalties, disbursements or expenses (including, without limitation, fees disbursements and expenses of attorneys and other professional advisors and of expert witnesses and costs of investigation, testing and preparation) regarding the Company, any of its Business Facilities, its assets or any operations conducted by the Company for: (a) improper use or treatment of wetlands, pinelands or other protected land or wildlife; (b) noise; (c) pollution, contamination, preservation, protection, decontamination, remediation or clean-up of the air, surface water, groundwater, soil or protected lands; (d) exposure of persons or property to Polluting Substances and the effects thereof; (e) the release, threatened release, generation, extraction, mining, presence, manufacture, processing, distribution in commerce, use, handling, discharge, recycling, management, transfer, transportation, treatment, storage, disposal or remediation of Polluting Substances; (f) the implementation of spill prevention and/or disaster plans relating to Polluting Substances; or (g) maintaining, disclosing or reporting information to governmental authorities or any third party under any Environmental Law. The term "Environmental Claim" also includes any costs incurred in responding to efforts to require or in testing for the need for Remediation and any claim based upon any asserted or actual breach or violation of any requirements of Environmental Law. An "Environmental Claim" further includes a Proceeding to issue, modify, revoke or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that such a Proceeding or occurrence attempts to redress violations of any applicable Environmental Permit or will impair the current financial condition of the Company or the ability of the Company to conduct its business operations or to continue in business as a going concern.

      "Environmental Law(s)" means any and all federal, state and local laws, ordinances, rules, regulations, operational memoranda, interpretations and orders of courts or administrative agencies or authorities relating to pollution, contamination, preservation, protection or cleanup of the environment (including, without limitation, ambient air, surface water, ground water, land surface, wildlife, wetlands and subsurface strata), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Solid Waste Disposal Act, as amended ("RCRA"); the Atomic Energy Act of 1954, as amended; the Hazardous Materials Transportation Act, as amended; the Toxic Substances Control Act, as amended; the Pollution Prevention Act of 1990, as amended; the Emergency Planning and Community Right to know Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; the Oil Pollution Act of 1990, as amended; the Safe Drinking Water Act, as amended; the Occupational Safety and Health Act, as amended; state environmental laws in all jurisdictions in which any of the Company's Business Facilities or other operations are located; all regulations promulgated under any of the foregoing from time to time; and any and all other laws, rules and regulations relating to (a) improper use or treatment of wetlands, pinelands or other protected land or wildlife; (b) noise; (c) pollution, contamination, preservation, protection, decontamination, remediation or clean-up of the air, surface water, groundwater, soil or protected lands; (d) exposure of persons or property to Polluting Substances and the effects thereof; (e) the release, threatened release, generation, extraction, mining, presence, manufacture, processing, distribution in commerce, use, handling, discharge, recycling, management, transfer, transportation, treatment, storage, disposal or remediation of Polluting Substances; (f) the implementation of spill prevention and/or disaster plans relating to Polluting Substances; or (g) maintaining, disclosing or reporting information to governmental authorities or any third party under any Environmental Law. Notwithstanding the foregoing, if any Environmental Law is amended prior to the Closing so as to broaden the meaning of the term defined in it, such broader meaning shall apply subsequent to the effective date of such amendment. Any specific references to a law shall include any amendments to it promulgated from time to time.

      "GAAP" means generally accepted accounting principles.

      "Intellectual Property" means patents, trademarks, trade names, copyrights, and trade secrets, processes, designs, inventions, methods, formulas, and other know-how and technology that is not generally known within the industry and lends a competitive advantage.

      "Knowledge" of any party means any fact or circumstance of which such party knows or reasonably should know.

      "Loss" means any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, Proceeding, settlement, judgment, award, punitive damage, fine, penalty, tax, fee, charge, cost or expense (including, without limitation, costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors), as well as with respect to compliance with the requirements of Environmental Law or Environmental Claims.

      "Material" shall mean any matter or matters that, in the aggregate, either
      (a) involves consideration by or to, or reasonably foreseeable liabilities of, the Company in excess of the equivalent of $10,000.00, or (b) without which the operation of the Company could not be conducted in its present manner.

      "Material Adverse Effect" shall mean any material adverse change in or effect on, or any change that may reasonably be expected to have a material adverse effect on, (a) the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, or prospects of such person or (a) the ability of such person to consummate the transactions contemplated by this Agreement or any related agreement to which it is a party.

      "Polluting Substances" means (a) any material, waste or substance designated, classified, regulated or included within the statutory and/or regulatory definitions of "hazardous substances," "radioactive material," "hazardous waste," "extremely hazardous substance," "hazardous chemical," "regulated substance," "contaminant," "pollutant," "hazardous material," or "toxic substance" under any Environmental Law; (b) any material, waste or substance which is or contains hydrocarbons, petroleum, oil or a fraction thereof; (c) radioactive material (including regulated naturally occurring radioactive materials); (d) solid waste, as defined under RCRA, that poses an imminent and substantial endangerment to health or the environment; (e) such other substances, materials, or wastes that become classified or regulated as hazardous or toxic under any federal, state or local law or regulation from time to time; and (f) methane. To the extent that the laws or regulations of any applicable state or local jurisdiction establish a meaning for any term defined herein through reference to federal Environmental Laws which is broader than the meaning under such federal Environmental Laws, such broader meaning shall apply.

      "Proceeding" means any action, suit, claim, investigation, review or other judicial, administrative, arbitral, investigatory or other proceeding.

      "Remediation" means any action necessary to bring about compliance with the requirements of Environmental Law including (a) services of professionals; (b) the removal and disposal, in situ remediation, or containment (if containment is practical under the circumstances and is permissible within requirements of Environmental Law), investigation, or monitoring of any and all Polluting Substances at or on any Business Facility of the Company; (c) the taking of reasonably necessary precautions to protect against the release or threatened release of Polluting Substances at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at any Business

      Facility of the Company or any surrounding areas thereof; (d) any action necessary to mitigate the usurpation of wetlands, pinelands or other protected land or reclaim the same or to protect and preserve wildlife species; (e) any action necessary to meet the requirements of an Environmental Permit or (vi) any other action reasonably required to satisfy requirements of Environmental Law imposed upon the Company, any of its Business Facilities and/or any operation thereon.

      "Tax" (including, with correlative meaning, "Taxes" and "Taxable") means
      (i)(A) any United States or other federal, state, provincial, local or foreign net income, gross income, business and occupation, admissions, gross receipts, sales, use, value added, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to or on real property and water and sewer rents relating thereto), together with (B) any interest and any penalty, addition to tax or additional amount imposed by any governmental body (domestic or foreign) (a "Tax Authority") responsible for the imposition of any such tax; (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of an affiliated, consolidated, unitary or combined group with any other corporation at any time prior to the Closing Date; and
      (iii) any liability for the payment of any amount of the type described in the preceding clause (i) as a result of a contractual obligation to any other person.

      "Tax Return" means any report, return, or other information (including any attached schedules or any amendments to such report, return, document, declaration or any other information) required to be supplied to or filed with any Tax Authority or jurisdiction (foreign or domestic) with respect to any Tax, including an information return, any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.

12.   GENERAL

      12.1 COSTS. The Parties shall pay their respective expenses (including, without limitation, the fees, disbursements and expenses of their attorneys and accountants) in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that the Sellers shall pay any filing fees, transfer taxes, sales taxes, or other charges levied by any government entity on account of the transactions contemplated by this Agreement.

      12.2 ENTIRE AGREEMENT. This Agreement, together with all exhibits and schedules hereto, each of which are hereby incorporated by this reference and made a part hereof, embodies the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any prior agreements and understandings relating to the subject matter hereof.

      12.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same instrument representing this Agreement between the parties hereto, and it shall not be necessary for the proof of this Agreement that any party produce or account for more than one such counterpart. Facsimile signatures shall be given the same force and effect as original signatures and shall be treated for all purposes and intents as original signatures.

      12.4 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the day of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, (iii) on the day after delivery to an overnight courier service, or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

                  If to a Seller Party: Gecko Investments, LLC
                                        6140 Parkland Boulevard
                                        Suite 300
                                        Mayfield Heights, Ohio 44124
                                        Attn: Andrew B. Zelenkofske

                  If to a Buyer Party:  WCA Waste Corporation
                                        One Riverway, Suite 1400
                                        Houston, Texas 77056
                                        Attention: Jerome M. Kruszka, President
                                        Telecopy: 713-292-2455

                  Copy to:              WCA Waste Corporation
                                        One Riverway, Suite 1400
                                        Houston, Texas 77056
                                        Attention: J. Edward Menger,
                                                   Vice President and General
                                                   Counsel
                                        Telecopy: 713-292-2455

            Any party may change its address for the purpose of this Section
            12.4 by giving the other party written notice of its new address in the manner set forth above.

      12.5 MODIFICATION OR WAIVER. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by a written instrument executed by the parties hereto. No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any condition or any breach of any other term, covenant, representation or warranty in this Agreement.

      12.6 BINDING EFFECT AND ASSIGNMENT. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that the Buyer Parties may assign any or all of its rights hereunder, whether before or after the Closing Date, to one or more of its subsidiaries or affiliates; provided further, that no such assignment shall reduce or otherwise vitiate any of the obligations of the Buyer Parties hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

      12.7  GOVERNING LAW; VENUE.

            (a) THIS AGREEMENT, AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT (INCLUDING, WITHOUT LIMITATION, PROVISIONS CONCERNING LIMITATIONS OF ACTION), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUSIVE OF THE CONFLICT OF LAW PROVISIONS THEREOF) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

            (b) IF ANY DISPUTE ARISES OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TERMINATION THEREOF, OR THE RELATIONSHIP CREATED BY OR DESCRIBED IN THIS AGREEMENT, THE PARTIES AGREE TO BRING SUIT UPON ALL SUCH MATTERS THEN IN DISPUTE ONLY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, OR, IF SAID COURT LACKS DIVERSITY JURISDICTION, IN THE DISTRICT COURTS IN AND FOR HARRIS COUNTY, TEXAS.

            (c) THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

            (d) THE SELLER HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE SELLER AT ITS ADDRESS SET FORTH IN SECTION 12.4 HEREIN, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.

      12.8 SECTION HEADINGS. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

      12.9 SEVERABILITY. If for any reason whatsoever, any one or more of the provisions hereof shall be held or deemed to be illegal, inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision illegal, inoperative, unenforceable or invalid in any other case or of rendering any of the other provisions hereof illegal, inoperative, unenforceable or invalid. Furthermore, in lieu of each such illegal, invalid, unenforceable or inoperative provision, there shall be added automatically, as part of this Agreement, a provision similar in terms of such illegal, invalid, unenforceable or inoperative provision as may be possible and as shall be legal, valid, enforceable and operative.

      12.10 DRAFTING. The parties acknowledge and confirm that they and/or their respective attorneys have participated jointly in the review and revision of this Agreement and that it has not been written solely by any one party or counsel for any one party. The parties therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another.

      12.11 REFERENCES. The use of the words "hereof," "herein," "hereunder," "herewith," "hereto," "hereby," and words of similar import shall refer to this entire Agreement, and not to any particular article, section, subsection, clause, or paragraph of this Agreement, unless the context clearly indicates otherwise.

      12.12 CALENDAR DAYS, WEEKS, MONTHS AND QUARTERS. Unless otherwise specified herein, any reference to "day," "week," "month" or "quarter" herein shall mean a calendar day, week, month or quarter.

      12.13 GENDER; PLURAL AND SINGULAR. Unless the context clearly indicates otherwise, the singular shall include the plural and vice versa. Whenever the masculine, feminine or neuter gender is used inappropriately in this Agreement, this Agreement shall be read as if the appropriate gender had been used.

      12.14 CUMULATIVE RIGHTS. All rights and remedies specified herein are cumulative and are in addition to, not in limitation of, any rights or remedies the parties may have by statute, at law, in equity, or otherwise, and all such rights and remedies may be exercised singularly or concurrently.

      12.15 NO IMPLIED COVENANTS. Each party, against the other, waives and relinquishes any right to assert, either as a claim or as a defense, that any other party is bound to perform or liable for the nonperformance of any implied covenant or implied duty or implied obligation.

      12.16 INDIRECT ACTION. Where any provision hereof refers to action to be taken by any person or party, or which such person or party is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person or party.

      12.17 ATTORNEYS' FEES. The prevailing party in any dispute between the parties arising out of the interpretation, application or enforcement of any provision hereof shall be entitled to recover all of its reasonable attorneys' fees and costs whether suit be filed or not, including without limitation costs and attorneys' fees related to or arising out of any trial or appellate proceedings.

      12.18 TIME OF THE ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

            [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above stated.

                                         WCA WASTE CORPORATION, a Delaware
                                         corporation

                                         By: /s/ Tom J. Fatjo, Jr.
                                             -----------------------------------
                                         Name: Tom J. Fatjo, Jr.
                                         Title: Chairman

                                         WASTE CORPORATION OF MISSOURI, INC.,
                                         a Delaware corporation

                                         By: /s/ Tommy Fatjo
                                             -----------------------------------
                                         Name: Tommy Fatjo
                                         Title: Vice President

                                         GECKO INVESTMENTS, LLC, an Ohio limited
                                         liability company

                                         By: /s/ Andrew Zelenkofske
                                             -----------------------------------
                                         Name: Andrew Zelenkofske
                                         Title: President

                                             /s/ Andrew Zelenkofske
                                         ---------------------------------------
                                         ANDREW ZELENKOFSKE

                                             /s/ Daniel J. Clark
                                         ---------------------------------------
                                         DANIEL J. CLARK

                                             /s/ Joseph E. LoConti
                                         ---------------------------------------
                                         JOSEPH E. LOCONTI

      IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above stated solely for the purpose of joining in, making and agreeing to the representations and covenants contained in subsections (a) through (i) of Section 5.14 of this Agreement as if the undersigned were, solely for purposes of such sections, a "Seller."

                                                       /s/ Douglas Gowland
                                                     ---------------------------
                                                     DOUGLAS GOWLAND

                                                                       EXHIBIT A

THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN ARTICLE 2 BELOW.

THIS NOTE AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND THEY CANNOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH STATE LAWS OR UPON DELIVERY TO THE COMPANY OF AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

                              WCA WASTE CORPORATION

                                CONVERTIBLE NOTE

$___________________                                            January 11, 2005

      FOR VALUE RECEIVED, the undersigned ("THE COMPANY") hereby promises to pay to the order of _____________ ("HOLDER"), at the offices of _______________________________ the principal sum of ________________________
Dollars ($__________), together with interest, as hereinafter described.

      The principal of this Note is due and payable on January 11, 2010 (the "Maturity Date"). Interest on this Note shall be due and payable quarterly on the 15th day following the close of each calendar quarter, as it accrues and at maturity.

      The principal from day to day unpaid shall, except as stated below, bear interest at a rate per annum which shall from day to day be equal to the lesser of (a) the Maximum Rate (hereinafter defined) and (b) eight percent (8%).

      Interest shall be calculated on the basis of actual days (including the first day but excluding the last day) elapsed but computed as if each calendar year consisted of 360 days (unless the result would exceed the Maximum Amount, in which event such interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be).

      As used herein, the terms "MAXIMUM AMOUNT" and "MAXIMUM RATE" mean, respectively, the maximum amount and the maximum rate of interest which, under applicable law, the holder hereof is permitted to contract for, charge, take, reserve or receive on this Note. Regardless of any other provision in this Note, the Holder shall never be entitled to contract for, charge, take, reserve, receive, or apply, as interest on this Note any amount in excess of the Maximum Amount, and if the Holder ever contracts for, charges, takes, reserves, receives or applies as interest any such excess, it shall be deemed a partial prepayment of principal and treated hereunder as such and any remaining excess shall be refunded to the Company. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Amount, the Company and the Holder shall, to the maximum extent permitted under applicable law, (a) treat all advances as but a single extension of credit (and the Holder and the Company agree that such is the case and that any provision herein for multiple advances is for convenience only), (b) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (c) exclude voluntary prepayments and the effects thereof and (d) "spread" the total amount of interest throughout the entire contemplated term of this Note; provided that if this Note is paid in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence hereof exceeds the Maximum Amount, the Holder shall refund such excess, and, in such event, the Holder shall not, to the extent permitted by applicable law, be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Amount.

      Article 1. Prepayment and Conversion.

      (a) At any time after the first anniversary of the date hereof that the price per share of the Company's common stock, $0.01 par value per share (the "Common Stock"), as reported by the Nasdaq Stock Market (or if the Common Stock is not then trading on the Nasdaq Stock Market, the price per share of the Common Stock as reported on such other national securities exchange on which the Common Stock is then listed for trading), equals or exceeds Fifteen Dollars ($15.00) (the "Trigger Price"), the Company may, by written notice to the Holder, either:

            (i) declare that all unpaid principal of, and accrued interest on, this Note shall, effective on the date of the written notice, with no further action of the Company or Holder, be converted into the right to receive fully paid and nonassessable shares of the Common Stock, computed to the nearest whole share, at the Conversion Price (as defined Article 1(c)) in effect as of the date of such written notice, or

            (ii) prepay this Note, or any portion thereof, at any time and without premium or penalty, provided, however, that no prepayment shall be effective until after the expiration of thirty (30) days after the Company has notified the Holder of its intent to prepay the Note, and Holder has not elected pursuant to Article 1(b) to convert this Note into shares of Common Stock.

      (b) At any time after the date hereof, the Holder may, by written notice to the Company, declare that all unpaid principal of, and accrued interest on, this Note shall, effective on the date of the written notice, with no further action of the Company or Holder, be converted into the right to receive fully paid and nonassessable shares of the Common Stock, computed to the nearest whole share, at the Conversion Price in effect as of the date of such written notice.

      (c) This Note shall be convertible as provided in Article 1(a) or (b) at the rate per share (the "Conversion Price"), equal to $10.37, subject to adjustment as provided in Article 1(d). In the event of any such conversion, the Holder shall surrender this Note to the Company at its then principal offices. Upon such surrender of the Note, the Company shall as promptly as practicable deliver to Holder certificates evidencing the shares of Common Stock into which the Note has been converted. No fractional shares or scrip representing fractional shares will be issued, and the Company shall pay to the Holder in cash or by check that amount representing any such fractional amount. The Company shall at all times during which the Note shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Note, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Note. Upon effectiveness of the conversion as set forth in Article 1(a) or (b), as appropriate, this Note shall no longer be deemed to be outstanding and all rights with respect hereto shall immediately cease and terminate at such time, except only the right of Holder to receive shares of Common Stock (and cash, if any, with respect to fractional shares or any consideration payable pursuant to Article 1(d)) in exchange therefor.

      (d)   The Trigger Price, the Conversion Price and the terms of this
Article 1 shall be subject to adjustment as follows. In case of a merger, consolidation or other combination of the Company into any other corporation or entity, or of the sale of the properties and assets of the Company as, or substantially as, an entirety to any other corporation or entity, or if there is a reclassification of the Common Stock, this Note shall after such merger, consolidation, combination, sale or reclassification be convertible into the right to receive the number of shares of stock or other securities or property of the Company, or of the corporation or entity resulting from such consolidation or combination or surviving such merger or to which such sale shall be made, as the case may be, to which a holder of the Common Stock issuable upon exercise of this Note would have been entitled upon such merger, consolidation, combination, sale or reclassification, had this Note been converted prior thereto (in each case, without accelerating the delivery schedule set forth in Article 1(a) or (b)); and in any case, if necessary, the provisions set forth in this Article 1 regarding the rights and interest of Holder and the Company shall be appropriately adjusted so as to apply thereafter, as nearly as possible, to the right to receive any shares of stock or other securities or property thereafter deliverable on the conversion of this Note. In the event of a dividend on the shares of Common Stock payable in shares of Common Stock or in the event the outstanding shares of Common Stock shall be subdivided (by stock split, or otherwise) into a greater number of shares of Common Stock, the Trigger Price and the Conversion Price then in effect shall, concurrently with the effectiveness of such stock dividend or subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Trigger Price and the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased. In case the Company shall make a special or extraordinary dividend or distribution to all holders of Common Stock or evidences of indebtedness or assets (including cash and securities, but excluding shares of Common Stock)(any of the foregoing, a "Distribution") then either (i) the Company shall, if it so elects, reserve such Distribution for distribution to Holder upon conversion of this Note so that Holder will receive upon such conversion, in addition to the shares of Common Stock to which Holder is entitled, the amount and kind of such Distribution which Holder would have received if Holder had converted this Note into Common Stock immediately prior to the record date for the Distribution, or (ii) the Trigger Price and the Conversion Price shall be equitably adjusted to account for such Distribution. All calculations under this Article 1(d) shall be made to the nearest cent or the nearest share, as the case may be.

      (e) The Company believes that the holding period, as determined by Rule 144(d)(3)(ii) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as in effect on date hereof (the "Holding Period"), for any shares of Common Stock acquired as a result of the conversion of this Note should commence on the date hereof. To the extent that such conversion occurs more than two (2) years after the date hereof and Rule 144(k) is otherwise applicable, the certificates evidencing the shares of Common Stock into which the Note has been converted shall be issued free of any legend or restriction on transfer. To the extent that such conversion occurs more than one (1) year but less than two (2) years after the date hereof, and Rule 144 is otherwise applicable, the certificates evidencing the shares of Common Stock into which the Note has been converted shall be issued with a legend in substantially the form set forth in Article 2, and the Company shall assist in obtaining a legal opinion sufficient to allow such shares to be transferred in accordance with an applicable exemption from registration.

      Article 2. Transfer of the Note. This Note shall not be transferable except by operation of law. This Note and each Note issued in exchange for or upon transfer of this Note shall be stamped or otherwise imprinted with a legend in substantially the following form:

THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN ARTICLE 2 BELOW. THIS NOTE AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND THEY CANNOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH STATE LAWS OR UPON DELIVERY TO THE COMPANY OF AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

      Article 3. Default.

          (a) "Event of Default," wherever used herein, means any one of the following events:

                (1) default in the payment of any interest when due on this Note prior to the Maturity Date that is not cured by the Company within ten days after receiving written notice from the Holder of such default; or

                (2) the entry of a decree or order for relief by a court having jurisdiction in respect of the Company in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its property, or ordering the winding up or liquidation of its affairs and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

                (3) the commencement by the Company of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due.

                (b) If an Event of Default occurs, then and in every such case Holder may (i) declare the principal and all accrued interest of this Note to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such principal shall become immediately due and payable, or (ii) convert this Note into shares of the Common Stock as more fully set forth in paragraph 1(b) hereof.

                (c) If an Event of Default occurs and is continuing, Holder may pursue any available remedy to collect the payment of principal or interest on this Note or to enforce the performance of any provision hereof. A delay or omission by Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

                (d) The Company expressly waives all notices of nonpayment, demands for payment, presentations for payment, notices of intention to accelerate maturity, protest and notice of protest, and notices of acceleration of the indebtedness due hereunder.

      Article 4. Collection and Enforcement Fees. If an Event of Default occurs, and this Note is placed in the hands of an attorney for collection or enforcement (whether or not suit is filed), or if this Note is collected or enforced by suit or legal proceedings or through bankruptcy proceedings, the Company agrees to pay in addition to all sums then due hereon, including principal and interest, all reasonable expenses of collection and enforcement including reasonable attorneys' fees.

      Article 5. Amendments and Waivers. This Note may be amended by written agreement of the Company and Holder. No waiver of the provisions hereof shall be effective unless agreed to in writing by the party against whom such waiver is asserted.

      Article 6. Severability Clause. In case any provision in this Note (other than the obligation of the Company to pay principal and interest as and when provided herein) shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      Article 7. Notice. All notices to the Company required or permitted by this Note shall be sufficient if given in writing and executed by Holder and if notice is required or permitted from more than one Holder, such notice may be executed in multiple counterparts. All such notices to the Company shall be delivered by registered or certified mail, return receipt requested, or personally delivered, to the Company at One Riverway, Suite 1400, Houston, Texas 77056, or such other address as the Company may designate by written notice to Holder. Any notices by the Company to Holder shall be delivered by registered or certified mail, return receipt requested, nationally recognized overnight courier or personally delivered to Holder, at

_____________________________________, or such other address as the Holder may designate by written notice to the Company. Notices sent by mail as permitted above shall be deemed given on the third business day after deposit, postage paid, in the mails. All other notices shall be deemed given upon receipt.

      Article 8. Governing Law. This Note shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware, exclusive of any such law under which the law of any other jurisdiction would apply.

      Article 9. Construction. The headings and captions used in this Note are inserted solely for convenience in locating the provisions of this Note and not as an aid in construction. The plural usage of a word shall be deemed to include the singular thereof and vice versa. Each gender shall be deemed to include the other genders.

      IN WITNESS WHEREOF, the Company has caused this Note to be signed by its duly authorized officer effective on the 11th day of January, 2005.

                                         WCA WASTE CORPORATION

                                         By: ___________________________________
                                         Name: _________________________________
                                         Title: ________________________________

ACCEPTED:

______________________________________
__________________

                                                                       EXHIBIT B

                                     RELEASE

      THIS RELEASE is being executed and delivered in accordance with the terms of the Membership Interest Purchase Agreement of even date herewith (the "Agreement") among WCA WASTE CORPORATION, a Delaware corporation ("Parent"), Waste Corporation of Missouri, Inc., a Delaware corporation ("Buyer"), GECKO INVESTMENTS, LLC, an Ohio limited liability company (the "Company"), ANDREW ZELENKOFSKE, DANIEL J. CLARK, and JOSEPH LOCONTI (Zelenkofske, Clark and LoConti, collectively, the "Sellers"). Capitalized terms used in this Release without definition have the respective meanings ascribed to them in the Agreement.

      WHEREAS, each of the Sellers acknowledges that the execution and delivery of this Release is a condition precedent to Parent's and Buyer's obligation to purchase the outstanding membership interests of the Company pursuant to the Agreement and that Parent and Buyer are relying on this Release in consummating such purchase.

      NOW, THEREFORE, each of the Sellers, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, in order to induce Parent and Buyer to purchase the outstanding membership interests of the Company pursuant to the Agreement, hereby agrees as follows:

      Each of the Sellers hereby releases and forever discharges Parent, Buyer, the Company, and each of their individual, joint or mutual, past, present and future representatives, Affiliates, members, partners, controlling persons, successors and assigns (individually, a "Releasee" and collectively, "Releasees") from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, contingent or fixed, both at law and in equity, which the Sellers now have, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing, including, but not limited to, any rights to indemnification or reimbursement from the Company, whether pursuant to the organizational documents of the Company or otherwise and whether or not relating to claims pending on, or asserted after, the Closing; provided, however, that nothing contained herein shall operate to release any obligations of Parent, Buyer or the Company arising under the Agreement or the documents executed in connection therewith.

      Each of the Sellers hereby irrevocably covenants and agrees to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

      Without in any way limiting any of the rights and remedies otherwise available to any Releasee against Sellers, each of the Sellers for himself, shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney's fees), whether or not involving third party claims, arising directly or indirectly from or in connection with the assertion of any claim or other matter purported to be released pursuant to this Release or the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of any Seller against such third party of any claims or other matters purported to be released pursuant to this Release.

      If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Furthermore, in lieu of each such provision held to be invalid or unenforceable, there shall be added automatically, as part of this Release, a provision as similar in terms of such invalid or unenforceable provision as may be possible and as shall be valid and enforceable.

      This Release may not be changed except in a writing signed by the person(s) against whose interest such change shall operate. This Release shall be governed by and construed under the laws of the State of Texas without regard to its principles of conflicts of law.

      All words used in this Release will be construed to be of such gender or number as the circumstances require.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the undersigned have executed and delivered this Release as of this ___ day of January, 2005.

                                         SELLERS

                                         _______________________________________
                                         Andrew Zelenkofske

                                         _______________________________________
                                         Daniel J. Clark

                                         _______________________________________
                                         Joseph LoConti

                                       3